As filed with the Securities and Exchange Commission on January__, 2000

                           Registration No. 333-78493

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                                 Amendment No. 1

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                                Americlean, Inc.
               (Exact name of registrant as specified in charter)

                                    Delaware
                                 5087 98-0185622
      (State or other jurisdiction (Primary Standard Classi- (IRS Employer of incorporation) fication Code Number) I.D. Number)


                                 200 Burrard St.
                                   Suite 1650
                       Vancouver, British Columbia V6C 3L6
                                  604-682-6996
                          (Address and telephone number
                         of principal executive offices)

                               3931 Glenwood Drive
                         Charlotte, North Carolina 28208
                   (Address of principle place of business or
                      intended principle place of business)

                                  Andrew Hromyk
                                 200 Burrard St.
                                   Suite 1650
                       Vancouver, British Columbia V6C 3L6
                                  604-682-6996
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement
                                 Page 1 of Pages

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                   Proposed     Proposed
 Class of                       Maximum      Maximum
Securities        Securities    Offering    Aggregate       Amount of
   to be            to be       Price Per    Offering      Registration
Registered        Registered    Unit (1)      Price          Fee (3)
----------        ----------    ---------   ---------     --------------

Common Stock (2)    2,240,000      $1.41     $3,158,400         $834
------------------------------------------------------------------------------
Total               2,240,000                $3,158,400         $834
------------------------------------------------------------------------------

(1) Offering price computed in accordance with Rule 457(c).

(2) Amount represents:

(i) 200,000 shares of common stock to be offered by Americlean, Inc. for public sale at prevailing market prices.

(ii)Shares of common  stock  issuable  upon  conversion  of  Company's  Series A
    Preferred Stock (includes additional shares which may be issued due to potential adjustments to conversion rate),

(iii) Shares of common stock issuable upon the exercise of warrants and options granted to a sales agent and to consultants (includes additional shares which may be issued due to potential adjustments to conversion rate),

(iv)  Shares of common stock offered by certain selling shareholders,

(3) A fee of $834 was paid upon the initial filing of this registration statement.

    Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Series A preferred Stock or upon the exercise of the warrants or options as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series A Preferred Stock, the warrants or the options.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                                AMERICLEAN, INC.

                                  Common Stock

      Americlean sells laundry and dry cleaning supplies and equipment in North Carolina, South Carolina, Virginia, Tennessee, Georgia, and Flordia. Americlean's main distriburtion center is located in Charlotte, North Carolina, with branches in Jacksonville and St.
Petersburg, Flordia.

      Americlean's  executive offices are located at 200 Burrard St.,Suite 1650,
Vancouver,   British  Columbia,   V6C  3L6.  Americlean's  telephone  number  is
604-682-6996.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page _____ of this Prospectus

      Americlean's common stock trades in the over-the-counter market under the symbol "AMCX". On January __, 2000 the closing bid price of Americlean's common stock was $_____.





                The date of this prospectus is January __, 2000.

                               PROSPECTUS SUMMARY

      Americlean sells laundry and dry cleaning supplies and equipment to customers in North Carolina, South Carolina, Virginia, Tennessee, Georgia, and Flordia. The supplies include hangers, poly bags, detergents, bleaches, solvent spotters, perc, production control tags, packing and various other items. The equipment sold by Americlean includes dry cleaning machines, shirt finishing presses, boilers, and conveyers. Americlean also provides parts, installations and service to its customers. Americlean has a customer base of approximately 2,000 dry cleaners, laundries, hospitals, nursing homes, and hotels; none of which accounts for more than 2% of total sales. Americlean employs approximately forty people and operates its own fleet of delivery trucks and service vans. Americlean's main distribution center is located in Charlotte, North Carolina, with branches in Jacksonville and St. Petersburg Florida.

The Offering

      This prospectus relates to the sale of:

o 200,000 shares of Americlean's common stock which will be offered for public sale at prevailing market prices

o       566,000  shares of  Americlean's  common stock which shares are issuable
        upon  the  conversion  of  Americlean's   preferred  stock,  assuming  a
        conversion price of $1.06 per share.

o 39,600 shares of common stock issuable upon the exercise of warrants granted to a sales agent as partial compensation for the sale of Americlean's preferred stock

o 350,000 shares of Americlean's common stock issuable upon the exercise of options granted to consultants to Americlean, and

o     1,036,151 shares offered by certain of Americlean's shareholders

      The 200,000 shares offered by Americlean will be sold from time to time at prevailing market prices. The shares will be sold by Americlean's officers and directors and by selected broker/dealers and sales agents on a "best efforts" basis. There is no firm commitment by any person to purchase or sell any of these shares and there is no assurance that any of the 200,000 shares offered will be sold. There is no minimum number of shares which are required to be sold by Americlean and all proceeds from the sale of any of these shares will be immediately available to Americlean.

      Americlean will pay a commission not to exceed 10% of the amount received from the sale of the 200,000 shares to broker/dealers and sales agents who participate in the sale of such shares. The proceeds from the sale of these shares, if any, will be used to fund Americlean's operations.

      The owners of the 1,036,151 shares of Americlean's common stock, as well as the holders of the preferred shares, the warrants and the options, to the extent they convert their preferred shares into shares of common stock or exercise the warrants or options, are referred to in this prospectus as the selling shareholders. Americlean will not receive any funds upon the conversion of the preferred shares since Americlean received $600,000 upon the sale of the preferred shares.

      If the warrants and options issued to the sales agent and the consultants are exercised, Americlean will receive approximately $592,000, which will be used to fund Americlean's operations. Americlean will not receive any proceeds from the sale of the shares by the selling shareholders.

      As of January 15, 2000, Americlean had 6,252,734 shares of common stock issued and outstanding. Following this offering, and assuming all shares offered by this prospectus are sold, Americlean will have 7,408,334 issued and outstanding shares of common stock. The number of outstanding shares before and after this offering does not give effect to certain other shares which may be issued upon the exercise of options previously granted by Americlean. See "Dilution and Comparative Share Data".

                                  RISK FACTORS

      An investment in Americlean's securities involves substantial risks, some of which are summarized below. Prospective investors should carefully consider the following risk factors relating to Americlean and this offering prior to making an investment.

Americlean has experienced losses from inception.

      Since the date of its formation and through September 30, 1999 Americlean incurred net losses of approximately $(4,960,000). Americlean has relied principally upon the proceeds of private sales of securities to finance its activities to date. There can be no assurance that Americlean will generate any profits or that the securities offered will have any value. Americlean's independent accountants have stated in their report on Americlean's financial statements for the year ended March 31, 1999 that due to Americlean's working capital deficiency, recurring losses from operations, stockholder's deficit and the termination of its revolving credit facility there is substantial doubt as to Americlean's ability to continue as a going concern.

Americlean's business involves environmental risks.

      Americlean's plan of business involves the supply and distribution of hazardous chemicals including perc. These chemicals are subject to strict regulation and persons or entities which allow same to be released into the environment are generally required to bear the costs of redemption. These costs can easily exceed Americlean's financial resources rendering Americlean insolvent. In addition, regulation of hazardous materials is presently evolving and there can be no guarantee that regulations will not be imposed in the future which would have a material adverse impact on Americlean's business and proposed business.

Americlean has insufficient capital to implement its growth strategy.

      Americlean's plans call for acquiring distributors of dry cleaning supplies and building dry cleaning supply plants in the United States. Americlean also plans to manufacture or otherwise supply a variety of products to the dry cleaning industry. Americlean's plans in this regard will require substantial capital. Although Americlean was not, as of the date of this prospectus, committed to any future acquisitions, Americlean nevertheless anticipates spending approximately $3,000,000 toward the acquisition of dry cleaning businesses and equipment during the twelve month period ending December 31, 2000. Americlean will attempt to raise the capital needed for future acquisitions through the sale of its capital stock or debt financing. However, no one has made any commitment to provide Americlean with any capital and there can be no assurance that Americlean will be able to obtain the additional capital needed to expand its business or, even if such capital is obtained that Americlean's expansion plans will be successful.

      Since March 1999 Americlean has had a secured revolving line of credit agreement which provides for borrowings of up to $3,000,000. The amount which Americlean can borrow under the line of credit is limited to certain percentages of Americlean's eligible accounts receivable and inventory. All borrowings under the line of credit are payable on demand. The lender providing the line of credit has indicated that the line of credit will terminate on February 15, 2000 and all amounts due under the line of credit will be due on that date. As of January 26, 2000 Americlean had borrowed $1,154,000 under the line of credit. Although Americlean is attempting to arrange substitute financing, there can be no assurance that Americlean will be able to repay the amounts which are due to the lender on February 15, 2000.

      There is only a limited market for the securities of Americlean, and there is no assurance that such a market will continue.

      The average daily trading volume of Americlean's common stock over the past year was less than 15,000 shares. As a result, a stockholder may be unable to sell Americlean's common stock at the quoted bid price if a substantial number of shares were offered for sale. In addition, due to the limited market for Americlean's common stock, even limited trading may have a significant impact on the price of Americlean's common stock.

      Trades of Americlean's common stock are presently subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Americlean's common stock. As a result of the foregoing, investors in this offering may find it more difficult to sell their shares.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of January 15, 2000, the present shareholders of Americlean owned 6,252,734 shares of common stock. The following table illustrates the comparative stock ownership of the present shareholders of Americlean, as compared to the investors in this offering, assuming all shares offered are sold. All historical share data in this Prospectus has been adjusted to reflect a 1-for-4 reverse split which was effective in January 1999.

                                                    Number of            Note
                                                      Shares          Reference
Shares offered by this prospectus:

Shares offered by Americlean                       200,000

Shares issuable upon conversion of
preferred stock, assuming
conversion price of $1.06 per share                566,000               A

Shares issuable upon exercise of sales agent
warrants, assuming warrant exercise price           39,600               B
of $1.06 per share

Shares issuable upon exercise of vested options
granted to consultants                             350,000               C

Shares offered by selling shareholders           1,036,151               D

Shares outstanding as of January 15, 2000        6,252,734

Shares  which  will be outstanding, assuming
sale of all  shares  offered  by Americlean,
conversion of all preferred shares and the
exercise of all warrants and options listed
above (1)                                        7,408,334

Pro forma negative net tangible book value per
share as of September 30,1999 (2)                   $(0.11)


Percentage of  Americlean's  common stock
represented by shares offered by this
prospectus,  assuming conversion of all
preferred shares and the exercise of all
options and warrants listed above                      29%

(1) Amount excludes 1,036,151 shares offered by existing shareholders and shares which may be issued upon the exercise of other options previously granted by Americlean. See table below.

(2) Assumes conversion of preferred stock and exercise of warrants and options listed above.

      "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of Americlean from its total assets. Tangible assets exclude goodwill. The purchasers of the securities offered by this prospectus will suffer dilution in their investment if the price paid for the shares offered by this prospectus is greater that the net tangible book value of Americlean's common stock at the time of such purchase.

Other Shares Which May Be Issued:

      The following table lists additional shares of Americlean's common stock which may be issued as the result of the exercise of outstanding options granted by Americlean:
                                                     Number of
                                                      Shares     Note Reference

Shares issuable upon exercise of options granted      100,000            C
to consultants and not vested

Shares issuable upon exercise of options granted      154,500            E
to Americlean's officers, directors, and employees

Notes

A. In March 1999 Americlean sold 600 shares of its preferred stock for $600,000. Thirty days after the date of this prospectus each preferred share will convert into shares of Americlean's common stock equal in number to the amount determined by dividing $1,000 by 75% of the average price of Americlean's common stock for the five trading days preceding the conversion date. The actual number of shares to be issued upon the conversion of the preferred shares may be greater than 566,000 shares and will depend upon the price of Americlean's common stock at the time of conversion.

B. In connection with the sale of the preferred shares, Anthony Advisors, the sales agent for such offering, received a cash commission of $42,000, plus warrants to purchase $42,000 worth of Americlean's common stock (the "sales agent warrants"). The number of shares issuable upon the exercise of the sales agents warrants is determined by dividing $42,000 by 75% of the average price of Americlean's common stock during the five trading days preceding the warrant exercise date. The sales agent warrants are exercisable at any time prior to February 22, 2000 at a price equal to 75% of the average price of Americlean's common stock during the five trading days preceding the date the warrant is exercised.

C. Americlean has granted options for the purchase of 450,000 shares of common stock to three financial consultants in consideration for services provided to Americlean. Options for the purchase of 50,000 shares are exercisable at a price of $5.00 per share and expire in 2001. Options for the purchase of 400,000 shares are exercisable at a price of $1.00 per share and expire in 2000. Options for the purchase of 350,000 shares, 50,000 of which are exercisable at $5.00 per share and 300,000 of which are exercisable at $1.00 per share, were vested as of January 15, 2000 and the shares issuable upon the exercise of these options are being registered for public sale by means of this prospectus.

D. Shares are being offered by existing shareholders of Americlean.

E. See "Management - Stock Option Plans" for information concerning these options.

     The shares referred to in notes A, B, C (limited to 350,000 shares in case of note C) and D above are being offered for sale to the public by means of this prospectus. See "Selling Shareholders"

                      MARKET FOR AMERICLEAN'S COMMON STOCK

      As of January 15, 2000, there were approximately 60 record holders of Americlean's common stock. Americlean believes the number of beneficial owners is greater due to shares held by brokers, banks, and others for the benefit of their customers. Between February 1998 and August 1999 Americlean's common stock was traded on the National Association of Securities Dealers OTC Bulletin Board. Since August 1999 Americlean's common stock has traded in the over-the-counter market. Set forth below are the range of high and low bid quotations for the periods indicated as reported by the NASD and Bloomberg L.P. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Americlean's common stock began trading in February 1998. The market quotations have been adjusted to reflect a one-for-four reverse stock split which was effective in January 1999.

                                              Common Stock
                  Quarter Ending          High             Low

                   3/31/98                $9.76           $7.00

                   6/30/98                $9.36           $6.52

                   9/30/98                $8.12           $3.76

                  12/3l/98                $2.88           $1.12

                   3/31/99                $3.94           $2.93

                   6/30/99                $3.71           $2.12

                   9/30/99                $3.12           $1.12

                   12/3/99                $3.00           $0.63

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Americlean's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. Americlean has not paid any dividends on its common stock and Americlean does not have any current plans to pay any common stock dividends.

      The provisions in Americlean's Articles of Incorporation relating to Americlean's Preferred Stock would allow Americlean's directors to issue Preferred Stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to Americlean's common stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

      The average daily trading volume of Americlean's common stock over the past year was less than 15,000 shares. As a result, a stockholder may be unable to sell Americlean's common stock at the quoted bid price if a substantial number of shares were offered for sale. In addition, due to the limited market for Americlean's common stock, even limited trading may have a significant impact on the price of Americlean's common stock.

                      Management's discussion and Analysis
                              or plan of operation

      The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included elsewhere in this prospectus.

      Americlean was incorporated in March 1997. Except for an isolated sale of perc to a single customer in 1998, the operations of Americlean prior to March 1999 were limited to developing a business model for the dry cleaning and commercial laundry supply industry and negotiating to acquire companies in the dry cleaning industry.

      On March 3, 1999 Americlean acquired substantially all of the assets of Boggs & Company, Inc. and JKG Group, Inc. (collectively "Boggs"). The Statement of Operations for the year ended March 31, 1999 reflects the operations of Americlean for the year and the operations of Boggs from March 3, 1999 to March 31, 1999. The Pro Forma Statement of Operations for the year ended March 31, 1999 gives effect to the acquisition of Boggs as if it occurred on April 1, 1998.

      Since Americlean had minimal operations prior to the acquisition of Boggs, the discussion of operations for the year ended March 31, 1999 is based upon the pro forma statement of operations for that period.

      Although Americlean reports in U.S. dollars, a portion of its business is conducted in currencies other than the American dollar, primarily the Canadian dollar. As a result, fluctuations in the value of the U.S. dollar relative to the Canadian dollar could adversely affect operating results. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against operations in the period incurred. Americlean does not hedge against risks associated with currency fluctuations.


      Americlean currently derives all of its revenues from the sale and servicing of dry cleaning and commercial laundry equipment and supplies.

Statement of Operations Data:

                             Years Ended March 31,            Six Months Ended
                      -----------------------------------    September 30, 1999
                       1998          1999           1999
                                                (Pro Forma)

Sales                $1,111,374    $1,165,751    $13,102,265       $5,565,494
Cost of Sales        (1,020,931)     (911,002)    (9,842,743)      (4,004,524)
Operating Expenses     (397,843)   (4,056,250)    (7,782,876)      (2,259,262)
Interest Expense (Net)       --        (9,638)      (181,894)         (58,694)
                      --------------------------------------------------------
Net Loss              $(307,400)  $(3,811,139)   $(4,705,288)       $(756,986)
                      ==========  ============   ============       ==========

Balance Sheet Data:
                                 March 31,1999             September 30, 1999

Current Assets                    $3,714,445                  $3,304,562
Total Assets                       5,301,962                   4,949,966
Current Liabilities                6,364,158                   4,431,404
Total Liabilities                  6,465,859                   5,046,849
Working Capital (Deficit)         (2,649,713)                 (1,126,842)
Shareholders' Equity (Deficit)    (1,163,897)                    (96,883)

      No common stock dividends have been declared by Americlean since its inception.

Six months ended September 30, 1999

Sales: Gross sales during the six months ended September 30, 1999 were all derived from the operations of Boggs. During the six months ended September 30, 1998 Americlean did not have any revenues. Gross margin during the six months ending September 30, 1999 was 28% compared to a gross margin for the year ended March 31, 1999 (on a pro forma basis) of 24%. Following the acquisition of Boggs, Americlean began to eliminate unprofitable and low-margin accounts in order to increase gross margins. Although the reduction of these accounts will reduce gross revenues, the resulting increase in gross margin, coupled with reduced operating expenses, should have a positive effect on profitability.

      Losses during the current period were also the result of low margins realized on the sale of cleaning chemicals. To address this problem Americlean entered into an agreement with an existing distributor which allows Americlean to purchase sanitation and cleaning products at favorable prices. The distributor also agreed to transfer to Americlean its direct ship accounts in proportion to the increase in Americlean's sales of the distributor's products. Through increased sales to new accounts and the reduced cost of sanitation and cleaning products, Americlean expects its gross margins from the sale of cleaning chemicals to increase.

Operating Expenses: During the current period selling, general and administrative expenses represented 97% of Americlean's operating expenses. Approximately $225,000 of selling, general and administrative expenses related to administrative costs associated with the operation of Americlean's offices in Vancouver, British Columbia and an additional $185,000 represented consulting fees. Management expects to significantly reduce both of these expense categories through the closure of its office in Vancouver and the concentration of all administrative functions in Charlotte, North Carolina.

      The largest components of selling, general and administrative expenses for the six month period ended September 30, 1999 were salaries ($1,005,968) and transportation related expenses ($113,307). Americlean is in the process of installing a new computer system which is expected to improve Americlean's accounting systems and internal controls, thereby allowing Americlean to significantly reduce internal accounting staff as well as third party accounting and auditing expenses. In a further effort to reduce expenses, senior management of Boggs has agreed to a reduction in compensation.

Year ended March 31, 1999

Sales: During the year ended March 31, 1999 Americlean and Boggs, on a pro forma basis, had gross revenues of $13,102,265, all of which resulted from sales by Boggs of dry-cleaning equipment and supplies. Pro forma gross margin during fiscal 1999 was 24% compared to pro forma gross margin of 22% for fiscal 1998.

Operating Expenses: Pro forma selling, general and administrative expenses for the twelve months ending March 31, 1999 increased approximately $3,700,000 from the prior period due primarily to the following:

      Stock Based Compensation                       $2,150,000

      Advertising and Promotion                         625,775

      General and Administrative,
          Vancouver office                              799,322

      Auditing Expenses, year ended March 31, 1999      173,285
                                                     ----------
                                                     $3,748,382
                                                     ==========

      Stock Based Compensation consisted one time expenses of $1,800,000 related to the issuance of 3,000,000 shares of common stock to two officers of Americlean and $350,000 related to the issuance of below-market stock options granted pursuant to a consulting agreement which has since been terminated. The 3,000,000 shares were issued for services rendered in designing and implementing Americlean's business plan and in negotiating the acquisition of Boggs.

      Advertising and promotional expenses pertained to the creation and distribution of public relations materials and the production of a television interview with Americlean's senior management who, during the course of the interview, described the nature of Americlean's business plan and its goals. Americlean's advertising and promotional campaign was designed to create awareness of Americlean in the financial community, generate acquisition opportunities in the dry-cleaning industry and inform the general public of the merits of Americlean's business. Having completed the transition from a start-up enterprise to an operating entity, Americlean expects that future advertising and promotional expenses will be substantially less than those incurred in fiscal 1999.

      As mentioned in the discussion of operations pertaining to the six months ending September 30, 1999, Americlean is taking steps to reduce auditing expenses and to eliminate general and administrative expenses associated with its Vancouver office.

Year ended March 31, 1998

Sales: During the year ended March 31, 1998 Americlean's gross revenues of $1,111,374 were from one sale of perc to a single customer.

Operating Expenses: Administrative and selling expenses increased primarily due to the increased activity of Americlean's management team in developing the business model as well as outside contracting for engineering and consulting services in conjunction with the development of the business model and hazardous waste recycling processes. Due to potential environmental liability, Americlean has abandoned its plans to recycle hazardous waste.

LIQUIDITY AND CAPITAL RESOURCES

      As of January 15, 2000, Americlean has invested approximately $800,000 into Boggs to retire debt, acquire inventory and equipment and pay professional fees.

      Americlean expects to become profitable by January 2000 as the result of higher gross margins, lower general and administrative expenses, the elimination of chronically delinquent accounts and the implementation of stronger financial controls and a customer service program.

      Between April 1997 and April 1999 Americlean sold 348,623 shares of common stock to private investors and received cash proceeds of $1,272,167 from the sale of these shares.

      In March 1999 Americlean entered into agreements with two creditors pursuant to which debts totaling $206,507 were settled by the issuance of 413,014 shares of common stock.

      In March 1999 Americlean sold 600 shares of its Series A Preferred stock to a group of private investors at a price of $1,000 per share.

      In October 1999 Americlean entered into agreements with three creditors pursuant to which debts totaling $490,644 were settled by the issuance of 490,644 shares of Americlean's common stock.

      In October of 1999 Americlean sold 300,000 shares of common stock to private investors for $300,000.

   The Company's sources and (uses) of cash during the year ended March 31, 1999 and the six months ended September 30, 1999 were:

                                          Year Ended       Six Months Ended
                                       March 31, 1999      September 30, 1999

Cash used in operations                $(1,218,741)            $(597,945)

Cash used for acquisition of Boggs         (43,039)                   --

Purchase of equipment                       (5,707)             (132,232)

Payment on line of credit                 (138,289)              (26,425)

Borrowings from related and other
  third parties                           (262,686)              263,665

Sale of common stock                     1,024,816                24,000

Sale of preferred stock                    520,500                    --

Increase (decrease) in cash fo
 the period                                400,260              (468,939)

      In order to increase revenues Americlean plans to acquire additional distributors of dry cleaning supplies and equipment. The acquisition of one or more dry cleaning distributors will require additional financing and/or the willingness of the owners of the distributors to accept shares of Americlean's common stock in full or partial payment of the purchase price of the distributor's business. Americlean does not have any agreements relating to the acquisition of additional dry cleaning distributors. There can be no assurance that Americlean will be able to obtain the additional capital needed to expand its business or, even if such capital is obtained that Americlean will be able to acquire any additional distributors of dry cleaning supplies.

      Since March 1999 Americlean has had a secured revolving line of credit agreement which provides for borrowings of up to $3,000,000. The amount which Americlean can borrow under the line of credit is limited to certain percentages of Americlean's eligible accounts receivable and inventory. All borrowings under the line of credit are payable on demand. The lender providing the line of credit has indicated that the line of credit will terminate on February 15, 2000 and all amounts due under the line of credit will be due on that date. As of January 26, 2000 Americlean had borrowed $1,154,000 under the line of credit. Although Americlean is attempting to arrange substitute financing, there can be no assurance that Americlean will be able to repay the amounts which are due to the lender on February 15, 2000.

      Americlean will need additional capital to expand its operations and fund operating losses. As of the date of this prospectus Americlean did not have any commitments from any source to provide additional capital.

YEAR 2000 ISSUE

      The "Year 2000 Issue" is a term used to describe a problem encountered by certain computer programs which use dates written with two digits rather than four. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Americlean has not experienced any problems to date, and does not expect to experience any future problems, with respect to the Year 2000 Issue.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The preceding discussion contains various forward-looking statements that are based on our beliefs as well as assumptions made by and information currently available to us. When used in this report, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates contained herein. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially form those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements all of which speak only as of the date made.

                                    BUSINESS

      Americlean sells laundry and dry cleaning supplies and equipment to customers in North Carolina, South Carolina, Virginia, Tennessee, Georgia and Florida. The supplies include hangers, poly bags, detergents, bleaches, solvent spotters, perc, production control tags, packing and various other items. The equipment sold by Americlean includes dry cleaning machines, shirt finishing presses, boilers, and conveyers. Americlean also provides parts, installations and service to its customers. Americlean has a customer base of approximately 2,000 dry cleaners, laundries, hospitals, nursing homes, and hotels; none of which accounts for more than 2% of total sales. Americlean employs over forty people, operates its own fleet of delivery trucks and service vans. Americlean's main distribution center is located in Charlotte, North Carolina, with branches in Jacksonville and St. Petersburg, Florida.

      At the present time, Americlean does not manufacture any of the products which it distributes, but rather purchases these products from approximately 100 vendors.

      With the exception of labor, the products distributed by Americlean represent the largest percentage of an average dry cleaner's operating expenses.

      Americlean was incorporated in Delaware on March 3, l997. In March l997 Americlean, in exchange for 1,250,000 shares of Americlean's Common Stock, acquired an affiliated Canadian corporation which was involved in the treatment of a dry cleaning solvent known as perc. The Canadian corporation, Americlean Western Canada Ltd., operated a perc treatment center in Canada between June and September 1996. Except for an isolated sale of perc to a single customer during fiscal 1998, the operations of Americlean were limited prior to March 1999. On March 3, 1999 Americlean acquired substantially all of the assets of Boggs & Company, Inc. and JKG Group, Inc. ("Boggs"). Prior to its acquisition by Americlean, Boggs was a distributor of laundry and dry cleaning supplies and equipment in the southern United States.

FUTURE OPERATIONS

      Americlean intends to combine two separate revenue streams: manufacturing and distribution, which to date, have not been combined. The North American dry cleaning industry is represented by over 36,000 licensed dry cleaning plants and over 400 wholesale distributors. The economics of distribution force the manufacturers of products to utilize the multi-tier distribution channel that is currently in place. Americlean intends to improve upon this distribution model by acquiring or building plants within metropolitan regions that represent 69% of the $7.2 billion market.

      Americlean plans to distribute its own line of wire clothes hangers and all of the associated cardboard accessories, as well as polyethylene (poly) plastic covers used by dry cleaners. Americlean's strategy is to supply 100% of its own internal hanger needs, thereby reducing its dependence on third party manufactured goods, as well as to market its products to unrelated, secondary markets to diversify its revenue base and maintain the highest possible production throughout.

ACQUISITION OF DRY CLEANING SUPPLY DISTRIBUTORS

      Americlean plans to acquire additional distributors of dry cleaning supplies and equipment. Initially Americlean will concentrate its efforts on distributors serving customers in the eastern United States and which have annual sales of at least $10,000,000 and at least 500 customers.

      The acquisition of one or more dry cleaning distributors will require additional financing and/or the willingness of the owners of the distributors to accept shares of Americlean's Common Stock in partial payment of the purchase price of the distributor's business. Americlean does not have any agreements relating to the acquisition of additional dry cleaning distributors. There can be no assurance that Americlean will be able to acquire any additional distributors of dry cleaning supplies.

CONSTRUCTION OF DRY CLEANING SUPPLY PLANTS

      Americlean, contingent upon the availability of additional financing, plans to establish a number of dry cleaning and laundry supply plants in the United States. Americlean's plants will supply a variety of items which are used in the day-to-day operation of a dry cleaning establishment, including chemical supplies, detergents, carbon filters, hangers and plastic polyethylene covers.

      Americlean expects that it will require three to six months and cost between $1,200,000 and $1,500,000 to construct and equip each plant. At the present time Americlean does not have sufficient capital to build any plants. Accordingly, there can be no assurance that Americlean will ever be able to construct one or more of its proposed plants.

HANGERS

      The average dry cleaner uses 50,000 hangers per year. The cost of wire hangers is the single largest expense of goods consumed by the typical dry cleaning plant. Americlean has begun to assemble the principal components required to construct a wire hanger manufacturing plant, including the purchase of two wire bending machines. The cost of the hardware acquired to date is approximately $92,500. Americlean plans to have this equipment operational by the fourth quarter of 2000. If sufficient capital is available, Americlean intends to acquire distribution facilities and equipment that manufactures the wire used by hanger machines. This wire fabrication equipment strips wire from larger cables, which reduces the cost of raw materials by 25%. The hangers will be manufactured and supplied with either custom printed paper sleeves, or as plain, painted hangers.

POLY BAGS

      Polyethylene plastic covers ("poly bags") are used extensively in the dry cleaning industry to protect cleaned garments pending their delivery to the customer. Initially, Americlean will use third parties to manufacture the poly bags that it will supply to its dry cleaning customers. However, based on preliminary research, Americlean believes that it may be cost effective to manufacture its own poly bags for distribution to its customers.

SALES, MARKETING AND COMPETITION

      The $7.2 billion North American dry cleaning market is dependable with modest growth. Virtually all dry cleaning plant owner/operators are independent with little chain influence. The competition is independent and fractionated for both plant owners and distributors. The products and equipment sold for the most part have very little or no obsolescence.

      The only segment of the market that experiences some periodic expansion and contraction is equipment sales. Since the summer of 1997 sales of dry cleaning machines have been soft due to some user concerns as to solvent regulations. However, as new machines and solvent enter the market Americlean believes sales of machinery will improve.

      Many firms distribute dry cleaning supplies, with no one organization being a dominant force in the industry. Many companies supply equipment and hardware while maintaining a limited inventory of chemicals and peripheral products. However, limited resources are expended to market and promote these products since these distributors do not consider the sale of dry cleaning chemicals and detergents as a primary business activity. Americlean plans to focus on marketing and customer service to increase sales.

ACQUISITION OF BOGGS

      In March 1999 Americlean acquired substantially all of the assets of Boggs & Company, Inc. and JKG Group, Inc. (collectively "Boggs") for $100,000 in cash and 80,723 shares of Americlean's Common Stock. As part of this acquisition Americlean assumed approximately $725,000 of liabilities in excess of assets purchased. An additional 80,723 shares of Common Stock are being held in escrow and will be delivered to Boggs in the event that certain representations concerning the liabilities of Boggs prove to be accurate.

      As part of the acquisition of Boggs, Americlean agreed to employ two of Boggs' officers for five years at a collective annual salary of $136,000 and to issue to such officers options which would permit them to purchase up to 54,500 shares of Americlean's Common Stock at a price of $4.00 per share at any time prior to March 3, 2004. The two officers of Boggs have subsequently agreed to reduce the salaries payable pursuant to their employment agreements.

      Prior to its acquisition by Americlean, Boggs was a distributor of laundry and dry cleaning supplies and equipment in the southern United States.

      See Management's Discussion and Analysis and the financial statements in this Prospectus for financial information of Boggs.

EMPLOYEES

      As of January 15, 2000 Americlean had approximately 40 full-time employees. Contingent upon Americlean raising sufficient capital, Americlean plans to hire additional employees as may be required by the level of Americlean's operations.

PROPERTIES

      Americlean's corporate and administrative offices are located at 200 Burrard St., Suite 1650, Vancouver, British Columbia, Canada V6C 3L6.
Americlean's  dry  cleaning  supply  and  distribution   center  is  located  in
Charlotte, North Carolina and consists of 27,000 square feet of office and warehouse space. Americlean also maintains branch offices in Jacksonville and St. Petersburg, Florida.

                                            Management

      Name                  Age           Position with Americlean

      Andrew Hromyk        33             President, Chief Executive Officer,
                                            Treasurer, and a Director
      Brett Walker         33             Vice President and a Director
      Jose Lourenco        45             Vice President and a Director
      Donald R. Senior     58             Chief Financial and Accounting Officer
      Douglas Porter       53             Director
      Valerie Moschetti    44             Secretary

      Andrew Hromyk has been an officer and director of Americlean since March l997. Since July 1995 Mr. Hromyk has also been the President and a director of AmericleanWestern Canada Ltd., Americlean's predecessor. Since November l993, Mr. Hromyk has been the president of Century Capital Management Ltd., a financial and business consulting firm. From September l995 to March l996, Mr. Hromyk was the vice president of Canadian Solvent Recovery, Ltd. From November l99l to May l992, Mr. Hromyk was a consultant to the General Motors Special Products Division. From July l989 to November l992, Mr. Hromyk owned and operated various car dealerships in Vancouver, British Columbia which specialized in the sale of foreign and collectible automobiles.

     Brett Walker has been an officer and director of Americlean since March l997. Since June l995 Mr. Walker has been the vice president of Americlean Western Canada Ltd., Americlean's predecessor. From June l992 to December l995 Mr. Walker was Director of Production and Distribution for Petrovalve International, Inc., a company engaged in the distribution of oil and gas products. From 1990 to 1992 Mr. Walker was an officer of Eros Environmental Technologies, Ltd. an oil spill recovery firm.

     Jose Lourenco has been an officer and director of Americlean since March l997. Mr. Lourenco has been an independent consultant to the chemical industry since August 1999. Between l997 and August 1999 Mr. Lourenco was the President of Aquasol Technologies Inc., a corporation which is engaged in the development of waste water treatment technology. From l993 to l996 Mr. Lourenco was Vice President of AquaTex Corporation, a company engaged in the treatment of water and waste-water. From l991 to l993 Mr. Lourenco was president of Noralto Metal Fabrications, a company engaged in sheet metal, piping and pressure vessel fabrication. In l982 Mr. Lourenco received a degree in chemical engineering from the Technical University of Nova Scotia.

      Donald R. Senior has been Americlean's Chief Financial and Accounting Officer since June 1999. Between 1987 and 1999 Mr. Senior was employed in various capacities by First Union Corp. in its commercial lending division.

      Valerie Moschetti has been the Secretary of Americlean since October of 1998. Ms. Moschetti has acted as a corporate secretary for various public companies and has provided administrative services to various corporate organizations since 1987.

     Doug Porter has been a director of Americlean since September of 1998. Mr. Porter has been the President of Douglas Chemical, a formulary and dry cleaning chemical manufacturer, since 1988 and owns and operates nine retail dry cleaning plants. Mr. Porter has more than twenty years of dry cleaning and industry experience.

      Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

EXECUTIVE COMPENSATION

      The following table sets forth in summary form the compensation received by Americlean's Chief Executive Officer. No executive officer of Americlean received in excess of $100,000 in cash compensation during the fiscal year ended March 31, 1999.


                                                   Other      Re-
                                                   Annual   stricted
                                                   Compen-   Stock    Options
Name and              Fiscal  Salary     Bonus     sation    Awards   Granted
Principal Position     Year     (1)       (2)       (3)       (4)       (5)
------------------     ----   --------  -------   -------   -------   --------


Andrew Hromyk,         1999     --         --      $17,500  $1,530,000   25,000
President and Chief    1998     --         --      $23,500          --       --
Executive Officer      1997     --         --     $  3,000          --       --

(1)  The dollar  value of base  salary  (cash and  non-cash)  received.

(2)  The dollar value of bonus (cash and non-cash) received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent consulting fees paid to Century Capital Management Ltd., a corporation controlled by Mr. Hromyk.

(4) The value of the shares of Americlean's common stock issued as compensation for services. The shares were issued in the name of Century Capital Management, Ltd., a Company controlled by Mr. Hromyk.

     The table below shows the number of shares of Americlean's common stock owned by Mr. Hromyk and the value of such shares as of March 31, 1999.

              Name               Shares              Value

           Andrew Hromyk        3,084,375         $5,120,000

(5) The shares of common stock to be received upon the exercise of all stock options granted during the year ending March 31, 1999.

Proposed Compensation

      The following shows the amount which Americlean expects to pay to its executive officers during the twelve months ending March 31, 2000 and the time which Americlean's executive officers plan to devote to Americlean's business.

                            Proposed            Time to be Devoted
      Name               Compensation        To Company's Business

    Andrew Hromyk          $125,000                  75%
    Brett Walker           $100,000                 100%
    Donald R. Senior      $  75,000                 100%
    Jose Lourenco              Nil                   20%
    Valerie Moschetti          Nil                   20%

      Americlean's  Board of Directors  may increase  the  compensation  paid to
Americlean's   officers  depending  upon  the  results  of  Americlean's  future operations.

EMPLOYMENT AGREEMENTS

      Except as provided below Americlean does not have any written employment contracts with any of its executive officers and does not have any compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of any executive officer's employment with Americlean or from a change in-control of Americlean or a change in an executive officer's responsibilities following a change in-control.

     In March 1999 Americlean acquired the dry cleaning business formerly owned by Boggs & Company and JGK Group, Inc. In connection with this acquisition Americlean entered into employment agreements with Jay Shinn and James Hynoski, two executive officers of Boggs. Mr. Shinn was a director of Americlean between July and December 1999. Each employment agreement provide for a term of five years and an annual salary of $68,000. Mr. Shinn and Mr. Hynoski were also granted incentive stock options which allow Mr. Shinn and Mr. Hynoski to purchase 29,500 and 25,000 shares respectively of the Company's common stock. The options are exercisable at a price of $4.00 per share at any time prior to March 2004. Mr. Shinn and Mr. Hynoski have since agreed to reduce their salaries payable pursuant to the employment agreements.

LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         None.

EMPLOYEE PENSION, PROFIT SHARING OR OTHER RETIREMENT PLANS

         Americlean does not have a defined benefit, pension plan, profit sharing or other retirement plan, although Americlean may adopt one or more of such plans in the future.

COMPENSATION OF DIRECTORS

Standard Arrangements

      At present Americlean does not pay its directors for attending meetings of the Board of Directors, although Americlean expects to adopt a director compensation policy in the future. Americlean has no standard arrangement pursuant to which directors of Americlean are compensated for any services provided as a director or for committee participation or special assignments.

Other Arrangements

     During the year ending March 31, 1999 Americlean granted options to purchase 25,000 shares of Common Stock to each of Americlean's four directors. See "Stock Option Plans" below for information concerning these options.

      Except as disclosed elsewhere in this Prospectus no director of Americlean received any form of compensation from Americlean during the year ended March 31, 1999.

STOCK OPTION PLANS

      Americlean has an Incentive Stock Option Plan and a Non-Qualified Stock Option Plan. A summary description of each Plan follows. In some cases these two Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan

    The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 250,000 shares of Americlean's Common Stock. The Incentive Stock Option Plan became effective on January 1, 1999 and will remain in effect until January 1, 2009 unless terminated earlier by action of the Board. Only officers, directors and key employees of Americlean may be granted options pursuant to the Incentive Stock Option Plan.

       In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1. Options granted pursuant to the Plan must be exercised no later than:

           (a) The expiration of thirty (30) days after the date on which an option holder's employment by Americlean is terminated.

           (b) The  expiration  of one year  after  the date on which an  option
               holder's   employment  by  Americlean  is  terminated,   if  such
               termination is due to the employee's disability or death.

      2. In the event of an option holder's death while in the employ of Americlean, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of Americlean may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of Common Stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning Americlean's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan

    The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 250,000 shares of Americlean's Common Stock. The Non-Qualified Stock Option Plan became effective on July 6, 1998. Americlean's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Non-Qualified Stock Option Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Board of Directors.

      Options granted pursuant to the Non-Qualified Stock Option Plan terminate on the date established by the Board of Directors when the option was granted.

Other Information Regarding the Plans

      The Plans are administered by Americlean's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

    In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of Americlean or the period of time a non-employee must provide services to Americlean. At the time an employee ceases working for Americlean (or at the time a non-employee ceases to perform services for Americlean), any options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of Common Stock underlying options may be paid through the delivery of shares of Americlean's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. Options are generally non-transferable except upon death of the option holder.

      The Board of Directors of Americlean may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary

    The following sets forth certain information as of January 15, 2000, concerning the stock options granted by Americlean. Each option represents the right to purchase one share of Americlean's common stock.


                                     Total           Shares
                                    Options       Reserved for    Remaining
                                   Reserved      Outstanding       Options
Name of Plan                      Under Plan       Options       Under Plan

Incentive Stock Option Plan        250,000         54,500         195,500
Non-Qualified Stock Option Pla     250,000        100,000         150,000

      The outstanding options in the table are exercisable at a price of $4.00 per share and expire at various dates between April 2004 and January 2009.

Options  Granted

          The following tables set forth information concerning the options granted, during the fiscal year ended March 31, 1999 to Company's officers and directors, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

                  Number of       % of Total
                  Securities        Options
                  Underlying      Granted to         Exercise
                    Options       Employees in       Price Per    Expiration
 Name             Granted (#)     Fiscal Year        Share           Date

Andrew Hromyk      25,000            16%             $4.00      01/01/2009
Brett Walker       25,000            16%             $4.00      01/01/2009
Jose Lourenco      25,000            16%             $4.00      01/01/2009
Douglas Porter     25,000            16%             $4.00      01/01/2009
Jay Shinn          29,500            19%             $4.00      03/03/2004

Option Exercises and Fiscal Year End Option Values

                                                Number of
                                                Securities       Value of
                                                Underlying       Unexercised
                                                Unexercised      In-the-Money
                                              Options/SARs at    Options/SARs
                  Shares Acquired      Value    Exercisable/    Exercisable/
Name              on Exercise (#)  Realized ($) Unexercisable   Unexercisable
----              ---------------  ------------ -------------   -------------

Andrew Hromyk          --            --         25,000/--            -/-
Brett Walker           --            --         25,000/--            -/-
Jose Lourenco          --            --         25,000/--            -/-
Douglas Porter         --            --         25,000/--            -/-
Jay Shinn              --            --         29,500/--            -/-


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Americlean has issued shares of its common stock to the following persons, who are or were affiliated with Americlean:

                           Date of       Number
       Name                Issuance     of Shares      Consideration

Andrew Hromyk               3/97       625,000(1)   50% of the issued and out-
                                                    standing shares of American
                                                    Western Canada Ltd.

Current Investments Ltd.    3/97       625,000(2)  50% of the issued and out-
                                                   standing shares of American
                                                   Western Canada Ltd.
Brett Walker                3/97       125,000      $10,000
Mark Harrison               3/97       125,000      $10,000
Bona Vista West Ltd.        3/99       363,014     Settlement of loan in the
                                                   amount of $181,507

Current Investments Ltd.    3/99        50,000    Settlement  of  loan in the
                                                  amount  of $25,000

Andrew Hromyk               4/99     2,550,000      Services rendered

Brett Walker                4/99       450,000      Services rendered

Current Investments Ltd.   10/99       100,000     $100,000

Current Investments Ltd.   10/99       140,000    Settlement of loan in the
                                                  principal amount of $140,000

(1) Shares were issued to Century Capital Management Ltd., a corporation controlled by Mr. Hromyk. In September 1997 Century Capital Management Ltd. transferred 362,500 of these shares to three persons, none of whom are affiliated with Americlean. In November 1999 Century Capital Management transferred 534,375 shares to two persons, none of which are affiliated with Americlean. Century Capital Management relied upon the exemptionprovided by Section 4(1) of the Securities Act of 1933 in connection with the transfer of these shares.

(2) Subsequent to March 1997 Current Investments Ltd. transferred 575,000 of these shares to persons unrelated to Americlean.

     During the year ended March 31, 1999 Americlean paid Century Capital Management Ltd. $169,090 in consulting, rent and administrative and reimbursed Century Capital Management Ltd. for expenses incurred on behalf of Americlean. Century Capital Ltd. is controlled by Andrew Hromyk, an officer and director of the Company.

                             Principal Shareholders

      The following table sets forth, as of January 15, 2000, information with respect to the only persons owning beneficially 5% or more of Americlean's outstanding common stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                        Shares of               Percent of
Name and Address                     Common Stock                   Class  (1)

Andrew Hromyk                        2,550,000 (2)                    41%
2190 Argyle Street, Suite 103
West Vancouver, B.C.
Canada  V7V 1G6

Brett Walker                           575,000                         9%
2405 W. 2nd Ave., Suite 303
Vancouver, B.C.
Canada  V6V 1S5

Jose Lourenco                               --                         --
367 Lessard Drive
Edmonton, Alberta
Canada  T6M 1A6

Donald R. Senior                            --                         --
3931 Glenwood Drive
Charlotte, North Carolina  28208

Valerie Moschetti                           --                         --
834 East 15th Avenue
Vancouver, B.C.
V5T 2R9

Douglas Porter                              --                         --
1627 West Main Street
Suite 143
Bozeman, Montana 59715

                                        Shares of                Percent of
Name and Address                     Common Stock                 Class  (1)

Bona Vista West Ltd.                     363,014                      6%
P.O. Box 62
2001 Leeward Highway
Turks and Caicos Islands
British West Indies

All Officers and Directors             3,125,000                     50%
  as a Group (5 persons)

(1) Number of shares owned excludes shares issuable upon the exercise of options held by the following persons.

                  Name                            Shares Subject to Option

                  Andrew Hromyk                          25,000
                  Jose Lourenco                          25,000
                  Brett Walker                           25,000
                  Douglas Porter                         25,000

(2) Shares are registered in the name of Century Capital Management Ltd., a corporation controlled by Mr. Hromyk.

                              SELLING SHAREHOLDERS

   In March 1999 Americlean raised $600,000 from the sale of 600 shares of Americlean's preferred stock. The preferred shares will convert into shares of Americlean's common stock 30 days after the date of this prospectus. As partial consideration for the sale of the preferred shares, the Company issued common stock purchase warrants to Anthony Advisors, the sales agent for the offering. The shares of common stock issuable upon the conversion of the preferred shares and the exercise of the sales agent's warrants are being offered to the public by means of this prospectus.

    This prospectus also relates to the sale of up to 350,000 shares of Americlean's common stock issuable upon the exercise of options granted to consultants to Americlean, as well as 1,036,151 shares offered by certain shareholders of Americlean.

   The owners of the 1,036,151 shares of Amerclean's common stock, as well as the holders of the preferred shares, the sales agent warrants and the options, to the extent they convert their preferred shares into shares of common stock or exercise the warrants or options, are referred to in this prospectus as the selling shareholders. Americlean will not receive any proceeds from the sale of the shares by the selling shareholders.

   The names of the selling shareholders are:

                                     Shares Which
                                        May Be        Shares Which
                                     Acquired Upon      May Be
                                     Conversion of     Acquired        Shares to       Share
                           Shares      Series A      Upon Exercise      be Sold      Ownership
                        Beneficially   Preferred      of Warrants       in this        After
Name                       Owned       Shares (1)     or Options     Offering (2)   Offering (5)
---                     ------------   ----------      ------------    ------------  -------------

Anthony James Stavros        --          47,170            --            47,170         --
Susan C. Buescher            --          47,170            --            47,170         --
Karron L. Heathman,
   Trustee                   --          47,170            --            47,170         --
Allan J. Brda                --          18,868            --            18,868         --
James David Bommarito        --          23,584            --            23,584         --
D. Michael McDaniel          --          23,584            --            23,584         --
So. County Investors         --          70,754            --            70,754         --
Anthony D. Cupini,
   IRA Acct.                 --          33,019            --            33,019         --
Britannia Development
   Company Limited           --          42,452            --            42,452         --
Armory Facilities            --          23,584            --            23,584         --
Thomas C. Hullverson,
   IRA Acct.                 --         188,680            --           188,680         --
Anthony Advisors         10,000              --        39,600 (2)        49,600         --
Victor Nostas             7,000              --        25,000 (3)        32,000         --
John Faessel              7,000              --        25,000 (3)        32,000         --
Tony Francel             15,000              --       150,000 (4)       165,000         --
Todd Hilditch                --              --       150,000 (4)       150,000         --
Gibralter Capital Corp. 100,000              --            --           100,000         --
Cody Capital
   Corporation          100,000              --            --           100,000         --
Current Investments
    Ltd.                290,000              --            --           265,000     25,000
Trinity Capital
   Limited              110,644              --            --           110,644         --
Ascent Financial
   Incorporated         240,000              --            --           240,000         --
Bona Vista West Ltd     363,014              --            --           181,507    181,507
                                         --------      -------          --------    -------
                                         566,037      389,600         1,991,786
                                         =======      =======         =========

(1) The actual number of shares issuable upon the conversion of each preferred share will be determined by dividing $1,000 by 75% of the average price of Americlean's common stock during the five trading days preceding the conversion date. The average price of Americlean's common stock used in computing the shares shown in the table was $1.41.

(2) The actual number of shares issuable upon the exercise of the warrants held by Anthony Advisors will be determined by dividing $42,000 by 75% of the average price of Americlean's common stock during the five trading days preceding the warrant exercise date. The warrants expire on February 22, 2000 and are exercisable at a price equal to 75% of the average price of Americlean's common stock during the five trading days preceding the date the warrant is exercised. The average price of Americlean's common stock used computing the shares issuable upon the exercise of these warrants was $1.41.

(3) The options are exercisable at a price of $5.00 per share and expire in 2002.

(4) The options are exercisable at a price of $2.50 per share and expire in 2000.

(5) The shares owned by Current Investments Ltd. after this offering will represent less than 1% of Americlean's outstanding shares of common stock. The shares owned by Bona Vista West Ltd. after this offering will represent approximately 2.5% of Americlean's outstanding shares of common stock.

Plan of Distribution

      The shares of common stock which may be acquired by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In making sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

      The costs of registering the shares offered by the Selling Shareholders are being paid by Americlean. The Selling Shareholders will pay all other costs of the sale of the shares offered by them.

      From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign the shares received upon the conversion of the Series A Preferred Stock or the warrants or options referred to above (the "Conversion Shares") to lenders or others and each of such persons will be deemed to be a Selling Shareholder for purposes of this Prospectus. The number of Conversion Shares beneficially owned by those Selling Shareholders will decrease as and when they transfer, pledge, donate or assign the Conversion Shares. The plan of distribution for the Conversion Shares sold by means of this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders for purposes of this Prospectus.

      A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Americlean's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of Americlean's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Broker-dealers, underwriters or agents participating in the distribution of Americlean's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Americlean nor any Selling Shareholder can presently estimate the amount of such compensation. Americlean knows of no existing arrangements between any Selling Shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Americlean's common stock.

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Americlean has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Americlean has also advised the Selling Shareholders that in the event of a distribution of the shares owned by the Selling

Shareholder, such Selling Shareholders, any affiliated purchasers, and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A distribution is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Americlean has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

      Americlean is authorized to issue 50,000,000 shares of common stock, (the "Common Stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Americlean's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Americlean. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable and all of the shares of common stock issued upon the conversion of the Series A Preferred Stock or the exercise of the warrants or options described in this prospectus will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

      Americlean is authorized to issue up to 5,000,000 shares of Preferred Stock. Americlean's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of Americlean.

    In March 1999, Americlean's Board of Directors established Americlean's Series A Preferred Stock and authorized the issuance of up to 600 shares of Series A Preferred Stock as part of this series. Upon any liquidation or dissolution of Americlean, each outstanding share of Series A Preferred Stock is entitled to distribution of $1,000 per share prior to any distribution to the holders of Americlean's common stock. The Series A Preferred Shares are not entitled to any dividends or voting rights. In April 1999, Americlean sold 600 shares of its Series A Preferred Stock to a group of private investors for $1,000 per share. Thirty days after the date of this Prospectus each Series A Preferred Share will convert into shares of Americlean's common stock equal in number to the amount determined by dividing $1,000 by 75% of the average price of Americlean's common stock for the five trading days preceding the conversion date. The shares issuable upon the conversion of the Series A Preferred Shares are being offered for sale to the public by means of this Prospectus. See "Selling Shareholders".


                                   LITIGATION

      Americlean is named as a defendant under a lawsuit launched by the estate of a former employee on September 11, 1998. The plaintiff has claimed approximately $500,000 and 87,500 free trading shares of Americlean's common stock for settlement of this action. Americlean believes that it has a meritorious defense to the claims of the former employee and that the ultimate resolution of this action will not have a material adverse effect on Americlean's financial condition or results of operations.

      Americlean has also had a default judgement entered against it for approximately $30,000 in favour of an Alberta company which disposed of certain waste products for Americlean. Americlean has entered into an agreement to settle this judgement by paying approximately $25,000 to the Alberta company in stages.

      Other than the foregoing, Americlean is not a party to any pending legal proceeding.

                                     EXPERTS

      Ernst & Young LLP, independent auditors, have audited Americlean's consolidated financial statements at March 31, 1999 and 1998, and for the years then ended, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about Americlean's ability to continue as a going concern as described in Note 1 to the Consolidated Financial Statements. Americlean has included its financial statements in this prospectus and elsewhere in the registration statement, in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

      The Combined Balance Sheets of Boggs & Company, Inc. and JKG Group, Inc. ("Boggs & JKG") as of September 30, 1998 and 1997, and the Combined Statements of Operations and Retained Earnings (Deficit) and Cash Flows for two years then ended have been included herein in reliance on the report of Bullard & Blanchard, P.L.L.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. The report of Bullard & Blanchard P.L.L.C. contains an explanatory paragraph describing conditions that raise substantial doubt about the ability of Boggs & JKG to continue as a going concern as described in Note 11 to the Combined Financial Statements of Boggs & JKG.

                                 INDEMNIFICATION

      Americlean's bylaws authorize indemnification of a director, officer, employee or agent of Americlean against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Americlean who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Americlean pursuant to the foregoing provisions, Americlean has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

Americlean has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 together with all amendments and exhibits, under the Securities Act of 1933, as amended with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. The Registration Statement and amendments and exhibits may also be reviewed at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

                        Consolidated Financial Statements
                                Americlean, Inc.
                       Years ended March 31, 1999 and 1998
                       with Report of Independent Auditors

                                Americlean, Inc.

                        Consolidated Financial Statements

                       Years ended March 31, 1999 and 1998




                                    Contents

Report of Independent Auditors.........................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets............................................2
Consolidated Statements of Operations..................................4
Consolidated Statements of Stockholders' Equity (Deficit)..............5
Consolidated Statements of Cash Flows..................................6
Notes to Consolidated Financial Statements.............................7

                         Report of Independent Auditors

The Board of Directors
Americlean, Inc.

We have audited the accompanying consolidated balance sheets of Americlean, Inc. as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Americlean, Inc. at March 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United Sates.

As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations, working capital deficiency, stockholders' deficit and termination of its revolving line of credit facility raise substantial doubt as to its ability to continue as a going concern (management's plans as to these matters are also described in Note 1). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



June 25, 1999
except for Notes 1 and 6
as to which the date is November 17, 1999

Charlotte, North Carolina

                                Americlean, Inc.

                           Consolidated Balance Sheets



                                                         March 31
                                                    1998           1999
                                                ---------------------------
Assets
Current assets:
  Cash                                             $ 115,879    $ 516,139
  Trade accounts receivable, less allowance
   for doubtful accounts of $0 and $1,000 in
   1998 and 1999, respectively                       780,778    1,390,328
  Inventories                                              -    1,704,735
  Employee advances                                        -       33,613
  Prepaid expenses and other current assets                -       60,454
  Due from related party                                   -        9,176
                                                ---------------------------
Total current assets                                 896,657    3,714,445


Property and equipment, net                            9,969      238,027


 Goodwill                                                 --    1,349,490


                                                   ---------    ----------
                                                   $ 906,626    $5,301,962
                                                   =========    ==========

                                                          March 31
                                                    1998            1999
                                                ----------------------------
Liabilities and stockholders' equity (deficit)
 Current liabilities:
  Accounts payable and accrued liabilities         $ 846,689     $4,691,348
  Revolving line of credit                                 -     1,395,577
  Due to related parties                              14,518       250,738
  Current portion of capitalized lease                     -        26,495
   obligation
                                                   ----------    ---------
Total current liabilities                            861,207     6,364,158



Due to related party                                       -        80,286
Long term portion of capitalized lease                     -        21,415
obligation

Stockholders' equity (deficit):
  Common Stock, $0.0001 par value, 50,000,000
   shares authorized; 1,539,538 in 1998 and
   2,423,090 in 1999 shares issued and                   154           242
   outstanding
  Convertible Preferred Stock,  $0.0001 par value,
   5,000,000 shares authorized, no shares issued
   and outstanding in 1998 and 1999, and 600 shares
   subscribed and paid in 1999                             -             -
  Additional paid-in capital                         436,781     3,038,516
  Accumulated deficit                               (391,516)   (4,202,655)
                                                ----------------------------
 Total stockholders' equity (deficit)                  45,419   (1,163,897)
                                                ----------------------------
                                                     $906,626   $5,301,962
                                                ============================



See accompanying notes.

                                Americlean, Inc.

                      Consolidated Statements of Operations




                                                  Year ended March 31
                                                 1998             1999
                                           ----------------------------------
Sales                                        $1,111,374       $ 1,165,751
Cost of goods sold                            1,020,931           911,002
                                           ----------------------------------
Gross profit                                     90,443           254,749

Selling, general and administrative             395,848         4,042,866
  expenses
Depreciation                                      1,995             7,863
Amortization                                          -             5,521
                                           ---------------------------------
Operating income                               (307,400)       (3,801,501)

Interest income                                       -             5,873
Interest expense                                      -           (15,511)
                                           ----------------------------------
Net loss                                     $ (307,400)      $(3,811,139)
                                           ==================================


Basic and diluted loss per weighted
  average common share (Note 14)             $    (0.20)      $     (2.18)
                                           ==================================



See accompanying notes.

                                Americlean, Inc.

            Consolidated Statements of Stockholders' Equity (Deficit)

                                                     Convertible
                                Common Stock       Preferred Stock
                            -------------------   -----------------
                                                                       Additional   Accumulated
                              Shares    Amount    Shares    Amount      Paid in      Deficit       Total
                                                                        Capital
                            --------------------  -------------------------------------------------------

Balance at March 31, 1997                 $150         -     $  -    $ 189,406     $ (84,116)   $ 105,440
                            1,500,000
  Net loss                           -       -         -        -            -      (307,400)    (307,400)
  Issuance of common stock      39,538       4         -        -      247,375             -      247,379
                            --------------------  ---------------     -----------------------------------
Balance at March 31, 1998     1,539,538    154         -        -      436,781      (391,516)      45,419
  Net loss                           -       -         -        -            -    (3,811,139)  (3,811,139)
  Convertible preferred
   stock subscribed and              -       -       600        -      481,125             -      481,125
   paid
  Issuance of common stock     883,552      88         -        -    2,120,610             -    2,120,698
                             -----------------     --------------    ------------------------------------
Balance at March 31, 1999    2,423,090    $242       600     $  -   $3,038,516   $(4,202,655) $(1,163,897)
                             =================     ==============   ======================================


See accompanying notes.

                                Americlean, Inc.

                      Consolidated Statements of Cash Flows

                                                Year ended March 31
                                                 1998          1999
                                           -----------------------------
                                           -----------------------------
Operating activities
Net loss                                      $(307,400)   $(3,811,139)
Adjustments to reconcile net loss to
  net cash used in continuing
  operations:
   Depreciation                                   1,995         7,863
   Amortization                                       -         5,521
   Valuation allowance on mortgage              169,188             -
     receivable
   Non-cash compensation and advisory
     services expense related to equity               -     2,150,000
     issuances
   Loss on disposal of property and               3,228             -
     equipment
   Changes in operating assets and
     liabilities:
     Trade accounts receivable                 (780,778)      737,765
     Inventories                                      -       175,473
     Employee advances                                -         3,293
     Prepaid expenses and other current               -        13,492
      assets
     Accounts payable and accrued
      liabilities                               821,874      (501,009)
                                           -----------------------------
Net cash used in operating activities           (91,893)   (1,218,741)

Investing activities
Acquisition of Boggs and Company, Inc.,
  net of cash acquired                                -       (43,039)
Purchases of property and equipment              (8,518)       (5,707)
                                           -----------------------------
                                           -----------------------------
Net cash used in investing activities            (8,518)      (48,746)

Financing activities
Capitalized leases                                    -        (1,966)
Advance from related party                            -        56,179
Issuance of debt                                      -       206,507
Advances to related parties                     (31,089)            -
Net payments on line of credit                        -      (138,289)
Convertible preferred stock subscribed                -       520,500
  and paid
Issuance of common stock                        247,379     1,024,816
                                           -----------------------------
Cash provided by financing activities           216,290     1,667,747
                                           -----------------------------
Increase in cash                                115,879       400,260
Cash at beginning of year                             -       115,879
                                           -----------------------------
Cash at end of year                           $ 115,879    $  516,139
                                           =============================

Debt of $206,507 was extinguished during 1999 by the issuance of 413,014 shares of the Company's common stock.

See accompanying notes.

                                Americlean, Inc.

                   Notes to Consolidated Financial Statements

                             March 31, 1999 and 1998

1. Going Concern

During 1999, Americlean, Inc. (the "Company") continued to incur losses and negative cash flow from operations which resulted in a working capital deficiency and a stockholders' deficit. These losses related to the acquisition of Boggs and Company, Inc. (see Note 3) which generated losses in the post-acquisition period and corporate general and administrative costs incurred while formulating the Company's business plan, raising capital, and evaluating potential acquisition targets. Additionally, the Company was given notice on November 17, 1999 that its line of credit will be terminated effective February 15, 2000 (See Note 6).

The ability of the Company to continue as a going concern and to realize the carrying values of its assets and discharge its liabilities when due is dependent upon the successful completion of actions that the Company has initiated or plans to take which management believes will mitigate the adverse conditions and events. These plans include the implementation of an improved management information system to more effectively manage the Company's working capital, the reduction of general and administrative expenses, and securing additional debt and equity financing sufficient to fund the Company's operations and acquisition strategy.

The Company's plan of business includes the acquisition and consolidation of additional dry-cleaning supply and equipment distributors in various markets in the United States, thereby reducing unit operating costs. The Company's plan also includes the acquisition of manufacturers of certain dry-cleaning products distributed by the Company, including poly bags, hangers, and cleaning solvents, as well as the provision of a service which recycles certain of these solvents. Financing of these acquisitions and expanded operations, as well as the funds required to continue the operation of the Company, will be sought by the Company on a case-by-case basis, and the Company has engaged the services of an investment bank in this regard. There is, however, no certainty that these actions or other strategies will be sufficient to permit the Company to continue or that financing, if available, will be on terms acceptable to the Company.

2. Summary of Significant Accounting Policies

Description of Business

Americlean, Inc. is a provider of supplies and equipment in the dry cleaning industry as well as a service provider for repairs regarding such equipment. Americlean, Inc. was incorporated on March 3, 1997 in Delaware. Americlean, Inc. has two wholly owned subsidiaries: Americlean Western Canada Ltd. ("AWCL"), which is inactive and was dissolved subsequent to March 31, 1999, and Boggs and Company, Inc.

Advertising Costs

Advertising costs are expensed as incurred. During fiscal 1998 and 1999, $47,540 and $243,650, respectively, of advertising costs were charged to selling, general, and administrative expenses.

Comprehensive Income

In 1999 the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement established rules for the reporting of comprehensive income and its components. The adoption of this statement had no impact on total shareholders' equity. Consolidation

The consolidated financial statements include the accounts of Americlean, Inc. and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Fair Value of Financial Instruments

The carrying amount of cash, trade accounts and notes receivable, and other current and long-term liabilities approximates their respective fair values.

Foreign Currency Translation

The Company's functional currency is the U.S. dollar. Foreign entities remeasure monetary assets and liabilities at the current exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the historical rate. Sales and expenses are translated using average exchange rates. In 1999, the remeasurement losses of $42,331 are included in other income.

Goodwill

Goodwill represents the excess of cost over assigned fair market value of net assets acquired and is being amortized on a straight-line basis over an estimated useful life of 20 years. Goodwill is shown net of accumulated amortization of $5,521 at March 31, 1999. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the expected future undiscounted cash flow of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced to its fair value.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Long-Lived Assets

The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires impairment losses to be recorded when indications of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value

Loss per Share

In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128".) Under SFAS 128, basic earnings per share ("EPS") is computed by dividing the income/loss available to common shareholders by the weighted-average number of common shares outstanding for the year. No adjustments to net loss were necessary for fiscal years 1998 and 1999 to arrive at loss available to common shareholders. Diluted EPS reflects the potential dilution that could occur if securities and other contacts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. When dilutive, stock options and warrants, and convertible preferred stock are included as share equivalents in computing diluted EPS using the treasury stock method and the if-converted method, respectively.

Average shares outstanding for basis EPS were 1,519,769 and 1,746,208 for fiscal years 1998 and 1999, respectively. Diluted and basic loss per share are equivalent due to the antidilution provisions of SFAS 128. Equivalent average common shares of dilutive securities of 0 and 582,767 are not included in the calculation of diluted EPS in the years ended March 31, 1998 and 1999, because they are antidilutive.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed principally using the straight-line method based upon the estimated useful lives of the related assets, ranging from 3 to 39 years.

Reclassification

Certain amounts in the 1998 financial statements have been reclassified in order to conform with the 1999 presentation.

Revenue Recognition

The Company recognizes revenues at the time products are delivered. The Company recognizes fees from installation and repair services when such services are provided to customers.
2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under APB 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the measurement date over the exercise price. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Impact of Recently Issued Accounting Standards

On March 31, 1999, the Company adopted FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). The new rules establish revised standards for public companies relating to the reporting of financial and descriptive information about their operating segments in financial statements. The adoption of SFAS 131 did not have a material effect on Americlean, Inc.'s primary financial statements or the related disclosures, as the Company has only one reportable segment. Substantially all of the Company's revenues and long-lived assets are based in the U.S.

3. Business Acquisitions

On March 3, 1999, the Company completed the acquisition of Boggs & Company, Inc. ("Boggs"), located in Charlotte, North Carolina. Boggs provides supplies and equipment for the dry cleaning industry as well as services and repairs equipment principally in the southeastern United States. The purchase price of $630,000 consisted of 161,446 shares of the Company's common stock valued at $500,000, $100,000 in cash, and $30,000 in acquisition costs. The Company's consolidated financial statements for the year ended March 31, 1999 include the operating results of Boggs for the period March 3, 1999 to March 31, 1999. The acquisition was accounted for as a purchase business combination with the purchase price allocated as follows:

     Cash                              $  86,961
     Current assets                    3,338,275
     Equipment                           230,214
     Goodwill                          1,355,011
     Liabilities assumed              (4,380,461)
                                 ==================
                                       $ 630,000
                                 ==================

The unaudited pro forma results of operations for the years ended March 31, 1998 and 1999 (reflecting all adjustments which, in the opinion of management, are necessary for fair presentation) as if the acquisition of Boggs was consummated on April 1, 1997 and April 1, 1998, are as follows:

                                                    1998           1999
                                                 ---------------------------
   Pro forma total revenues                    $ 15,231,083   $ 13,102,265

   Pro forma net loss                              (465,132)    (4,705,288)
   Pro forma loss per common share                    (0.31)         (2.69)

4. Inventories

                                                     1998          1999
                                                 ---------------------------
   Machinery                                       $       -     $ 497,055
   Parts                                                   -       415,997
   Supplies and other                                      -       791,683
                                                   ---------      --------
                                                   $       -    $1,704,735
                                                   $       -    $7,704,735
                                                   =========    ==========

5. Property and Equipment
                                                      1998          1999
                                                 ---------------------------
   Leasehold improvements                           $      -      $ 75,989
   Machinery and equipment                            12,744       113,369
   Automobiles                                             -        59,128
                                                 ---------------------------
                                                      12,744       248,486
   Less : Accumulated depreciation                     2,775        10,459
                                                  -------------------------
                                                    $  9,969      $238,027
                                                 ===========================

6. Financing Arrangement

On March 18, 1999, the Company's subsidiary, Boggs & Company (1998), Inc., entered into a secured revolving line of credit agreement with the CIT Group which provides for borrowings of up to $3 million. The line of credit, which is an annual agreement, is limited to certain percentages of the Company's eligible accounts receivable and inventory. All borrowings under the line of credit are payable on demand. Interest rates are the greater of 7% or the prevailing Chase Manhattan Bank rate plus 2%, in each instance computed on the greater of $1,000,000 or the average of the net balances owed by the Company. Interest paid during 1999 was $13,078. No interest was paid in 1998.

On November 17, 1999, the CIT Group elected to terminate the above revolving line of credit agreement effective February 15, 2000.

7. Operating Lease Commitments

The Company leases office facilities, automobiles, and office equipment under non-cancelable operating leases. Future minimum lease payments under non-cancelable leases (with minimum or remaining lease terms in excess of one year) for fiscal years subsequent to March 31, 1999 are as follows:


      2000                        $175,472
      2001                         152,178
      2002                         130,416
      2003                          73,292
      2004                          24,011
      Thereafter                     2,121
                               -----------
                                  $557,490
                               ===========

Rent expense amounted to approximately $9,000 and $68,000 for the years ended March 31, 1998 and 1999, respectively.

8. Capital Lease Obligations

Various equipment and automobiles, with a cost of approximately $65,000 and accumulated amortization of approximately $2,000 at March 31, 1999 have been acquired under lease contracts which will transfer ownership at the end of the lease terms. The equipment and automobiles were recorded at the present value of these lease payments. Amortization of assets under capital leases is included in depreciation expense.

The following is a schedule by year of the future minimum lease payments under the capital leases, together with the present value of the net minimum lease payments as of March 31, 1999:

       Year ending March 31:
       2000                                      $29,584
       2001                                       16,025
       2002                                        7,281
                                              -----------
       Total minimum lease payments               52,890
       Less amount representing interest           4,980
                                              -----------
       Present value of net minimum lease
         payments                                 47,910
       Less current portion                       26,495
                                              ===========
                                                 $21,415
                                              ===========

9. Income Taxes

The Company has federal net loss carryovers of approximately $2.4 million, the benefits of which have not been recognized in the financial statements. The loss carryovers begin expiring in the year 2019.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. Significant components of the Company's deferred tax assets as of March 31, 1999 are as follows:

                                                   1998              1999
                                           ----------------------------------
Deferred tax assets:
   Net operating loss carryforwards           $  99,000        $1,070,000
   Depreciation and amortization                  1,250             1,000
   Other foreign                                      -             2,000
   Mortgage valuation allowance                  76,000                 -
                                           ----------------------------------
Total deferred tax assets                       176,250         1,073,000
Valuation allowance                            (176,250)       (1,073,000)
                                           ==================================
Net deferred taxes                            $       -        $        -
                                           ==================================

No taxes were paid in 1998 or 1999.

10. Stockholders' Equity

Common Stock

Effective January 14, 1999, the Company's major stockholders authorized a one-for-four reverse stock split to shareholders of record on such date. Shareholders' equity has been restated to give retroactive recognition to the reverse stock split for all periods presented by reclassifying from the par value of common stock to additional paid in capital. In addition, all references in the financial statements to number of shares, per share amounts, and stock option data have been restated.

Preferred Stock

In April 1999, the Company issued 600 shares of Series A Non-Voting, Convertible Preferred Stock in consideration for $1,000 per share. All shares were subscribed and paid in March 1999. The Preferred Stock is convertible into shares of the Company's common stock at any time after October 5, 1999 and, in any event, will be deemed to convert into common stock on the later of (i) the date which is 30 days after the effective date of a registration statement filed in respect of the common stock underlying the Preferred Stock or (ii) November 5, 1999. The Preferred Stock shall convert into common stock on the basis of a 25% discount to the average closing bid price of the common stock for the five trading days immediately prior to the date of conversion. In addition, the Preferred Stock does not pay dividends. The Company has the right to repurchase the convertible stock until August 3, 1999 at a 20% premium to the issuance price. The Preferred Stock carries no dividend rights. The Company has valued the embedded conversion feature of the preferred stock at $200,000 and has recorded this as additional paid-in capital.

Warrants

Pursuant to the terms of a consulting agreement between the Company and Anthony & Company, Inc., ("Anthony Advisors") dated February 1999, the Company appointed Anthony Advisors as its exclusive agent for the issuance of up to 600 shares of Series A Convertible Preferred Stock at a price of $1,000 per share for gross proceeds to the Company of $600,000. Pursuant to the terms of this agreement, the Company paid to Anthony Advisors a cash commission of $42,000, being 7% of the gross proceeds of Series A Convertible Preferred Stock to the Company. Furthermore, the Company reduced paid-in capital by $37,500 in March 1999, relating to the issuance of 10,000 common shares issued to Anthony Advisors subsequent to year end as additional compensation for such services. In addition, the Company reduced preferred stock paid in capital and increased common stock paid-in capital by $39,375 in relation to the issuance of warrants to Anthony Advisors for the purchase of up to 42,000 shares of the Company's common stock at any time until February 22, 2000 at a price per share equal to 75% of the average market price of the Company's common stock for the five trading days immediately prior to the exercise date.

Stock Options

During 1999, the Company adopted two stock option plans. The Non-Qualified Stock Option Plan provides that options for 250,000 shares of the common stock of the Company can be granted to selected officers, directors and key employees. The option price under this plan is established by the Board of Directors. The Incentive Stock Option Plan provides that options for 250,000 shares of the Company's common stock can be granted to officers and employees. The option price under the plan is the fair market value at the grant date. The vesting periods and terms of options granted for both plans are established by the Board of Directors. The term of the option cannot exceed 10 years.

During January and March 1999, 100,000 and 54,500 options were granted and outstanding under the Non-Qualified Stock Option Plan and the Incentive Stock Option Plan, respectively, at a grant price of $4. No options were exercised, canceled or forfeited. At March 31, 1999, 154,500 options were exercisable at a weighted average exercise price of $4. The weighted average remaining contractual life of the options is 8.1 years.

The Company applies APB 25 and related interpretations in accounting for its plans. Accordingly, no compensation expense has been recognized for stock options granted to employees, officers or directors. Had compensation cost for stock options been determined based on the fair value at the grant dates consistent with SFAS 123, the Company's net loss and loss per share would have been $2,492,298 or $1.43 per share. All options granted in 1999 vested immediately and the total compensation expense has been recognized in the 1999 pro forma amounts. These pro forma amounts may not be representative of future disclosures because additional options granted in future years may have different vesting periods.

Using the Black-Scholes option valuation model, the weighted average fair value of the options granted during 1999 was $1.76. The following weighted average assumptions were used in applying the Black-Scholes model: risk-free interest rate of 5.5%, expected life of options of 4.1 years, expected dividend rate of 0% and expected volatility of the Company's common stock of 1.143.

Stock Options (continued)

During January 1999, the Company provided 200,000 options to a vendor with an exercise price of $2. These options have a four-year life and vested immediately. No options were exercised in 1999. The Company recorded the fair value of these options of $350,000 as a charge to expense in the current year. The fair value of these options was calculated using the Black-Scholes model and the following assumptions: risk-free interest rate of 5.5%, expected life of options of 2 years, expected dividend rate of 0% and expected volatility of the Company's common stock of 1.143.

Pursuant to a three-month consulting agreement dated June 1, 1999 between the Company and two advisors, the Company agreed to issue 7,000 shares of its common stock to the advisors. In addition, the Company granted 100,000 options, of which 25,000 vested on June 1, 1999, to these advisors with an exercise price of $5.00 per share. The advisors also receive monthly compensation throughout the term of the agreement. The Company has the option to renew this agreement for three, subsequent three-month terms, in which case the Company will issue to the advisors an additional 7,000 shares and an additional 25,000 options shall vest for each term.

On June 8, 1999, the Company entered into a six-month consulting agreement with another advisor. Pursuant to the terms of this agreement, the Company agreed to issue 15,000 shares of its common stock to the advisor and also granted 200,000 options, of which 100,000 vested on June 1, 1999, to the advisor with an exercise price of $2.50 per share. The advisor also receives monthly compensation throughout the term of the agreement. The Company has the option to renew this agreement for two subsequent three-month terms, in which case options for an additional 50,000 shares shall vest for each term.

In an additional consulting agreement dated June 8, 1999 with a three-month term, the Company granted another advisor 200,000 options, of which 50,000 vested on June 1, 1999, to purchase common stock with an exercise price of $2.50 per share. The advisor also receives monthly compensation throughout the term of the agreement. The Company has the option to renew this agreement for three, subsequent three-month terms, in which case options for an additional 50,000 shares shall vest for each term.

11. Related-Party Transactions

Related party balances consist of advances made to employees and notes payable to an employee in relation to the sale of a business. At March 31, 1999, the Company had two notes payable with such employees. The notes are secured by certain fixed assets and inventory and bear interest at a rate of 8%. The notes commenced March 31, 1998 and are payable in annual installments through 2002. At March 31, 1999, the total notes payable balance was $148,738 with a current portion of $68,452.

Combined amounts of maturities for such notes during each of the following five years are as follows:


         2000                                $68,452
         2001                                 38,544
         2002                                 41,742
                                         --------------
                                             $148,738
                                         ==============

No interest was paid on these obligations during either 1999 or 1998. At March 31, 1999, $12,345 was accrued as interest payable on these obligations.

The Company also rents a building from the aforementioned employee. Accrued rent on such building at March 31, 1999 was $47,961. In addition, the Company owed this employee $43,196 for purchased merchandise and commissions.

The Company has significant transactions with its major shareholder Century Capital Management Ltd. ("Century") involving the payment of expenses in common or on behalf of the Company. At March 31, 1999, the Company had a receivable of $9,176 and a payable of $78,784 with Century. The Company also paid $169,090 and $36,350 during the years ended March 31, 1999 and 1998, respectively, to Century for reimbursements of office expenses, consulting, and administrative fees.

For the year ended March 31, 1999, the Company recorded compensation expense of $1.8 million related to the issuance of shares to two of its officers as noted in Note 14.

12. Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments with high-credit-quality financial institutions. During 1998, all of the sales and related accounts receivable related to one customer.

13. Commitments and Contingencies

The Company is named as a defendant under a lawsuit filed by the estate of a former employee. The plaintiff has claimed $500,000 and 87,500 free trading shares of the Company for settlement of this action. Management believes it has a meritorious defense to this claim and the ultimate resolution of this action will not have a material adverse effect on the Company's financial condition or results of operations.

14. Subsequent Events

Acquisition of Universal EnviroClean Systems, Inc.

On April 28, 1999, the Company acquired all issued and outstanding shares of Universal EnviroClean Systems, Inc. ("Universal") for $1.00. Universal is a California-based company engaged in the business of distributing environmentally friendly hydrocarbon-based cleaning solvents and which, prior to the acquisition, owned nominal assets. The Company also agreed to invest a total of $180,000 into Universal, in stages, to fund the development and operations of Universal. Universal has two key employees, and the Company has agreed to guarantee their employment contracts for a period of one year and has granted them options to purchase 20,000 shares of common stock. The options, which expire on April 28, 2000, have an exercise price of $3.25 per share.

Issuance of Common Shares

On April 15, 1999, the Company issued an aggregate of 3,000,000 shares of its common stock to its founding principals, Mr. Andrew Hromyk and Mr. Brett Walker. These shares were issued as consideration for services provided during fiscal 1999 including financing the Company, designing and implementing the Company's business plan as described in Note 1, and locating and analyzing suitable acquisition targets such as Boggs & Company, Inc. and closing on these acquisitions. The Company has obtained an independent valuation for these shares at $1.8 million and has included this amount as an operating expense for the year ended March 31, 1999. The accrual of this compensation has been included in current liabilities as of March 31, 1999. This accrual was reclassified to common stock upon subsequent issuance of the shares on April 15, 1999.

                        Consolidated Financial Statements

                                Americlean, Inc.

                               September 30, 1999

                                Americlean, Inc.

                        Consolidated Financial Statements

                               September 30, 1999



                                    Contents

Management Prepared Consolidated Financial Statements


Consolidated Balance Sheets                                               2

Consolidated Statements of Operations                                     3

Consolidated Statements of Stockholders' Equity (Deficit)                 4

Consolidated Statements of Cash Flows                                     5

Notes to Consolidated Financial Statements                           6 - 12

                                Americlean, Inc.

                           Consolidated Balance Sheets


                                           September 30, 1999    March 31, 1999
                                            ----------------    ---------------
Assets
Current assets:
      Cash                                    $    47,200        $  516,139
      Accounts receivable, net                  1,234,077         1,390,328
      Inventories                               1,939,728         1,704,735
      Employee advances                                --            42,789
      Prepaid expenses and other assets            83,557            60,454
                                            ------------------------------------
Total current assets                            3,304,562         3,714,445

Property & Equipment, net                         330,041           238,027


Goodwill                                        1,315,363         1,349,490
                                            -----------------------------------



                                             $  4,949,966      $  5,301,962
                                            ================================

See accompanying notes.

                                Americlean, Inc.

                           Consolidated Balance Sheets




                                             September 30, 1999   March 31, 1999
Liabilities and stockholders' equity
(deficit)
Current liabilities:
   Accounts payable and accrued liabilities      $  3,035,098     $  4,691,348
      Revolving line of credit                      1,369,152        1,395,577
      Due to related parties                               --          250,738
      Current portion of long-term debt                27,154           26,495
                                            ------------------------------------

Total current liabilities                           4,431,404        6,364,158


Due to related parties                                458,593           80,286
Long-term portion of debt                             156,852           21,415

Stockholder's equity (deficit)
Common Stock, $0.0001 par value,
 50,000,000 shares authorized:
 2,423,090 at March 31, 1999 and 5,445,090
at September 30, 1999 issued and
outstanding                                               544              242
Convertible Preferred Stock, $0.0001 par value,
  5,000,000 shares authorized,  no shares issued
  and outstanding at March 31, 1999, and 600
  shares issued and outstanding at September 30, 1999      --               --

Additional paid-in capital                          4,862,214        3,038,516
Accumulated deficit                                (4,959,641)      (4,202,655)
                                            ------------------------------------
Total stockholder's equity (deficit)                  (96,883)      (1,163,897)
                                            ------------------------------------

                                               $    4,949,966     $  5,301,962
                                           ====================================

                                Americlean, Inc.

                      Consolidated Statements of Operations

                                             Six  months ended September 30,
                                                      1998               1999

Sales                                            $  5,565,494     $        --
Cost of goods sold                                 (4,004,524)             --
                                            -----------------------------------
Gross profit                                        1,560,970              --

Other Income                                               --            (490)
Selling, general and administrative                 2,184,916          930,681
expenses
Depreciation                                           40,218               --
Amortization                                           34,128               --
                                            ------------------------------------
Operating Income                                     (698,292)        (930,191)

Interest income                                        28,558               --
Interest expense                                      (87,252)              --
Translation adjustment                                     --          (63,772)
                                            ------------------------------------

Net loss                                         $   (756,986)     $  (993,963)
                                            ===================================

Basic and diluted loss per weighted
average common share                             $      (.15)     $      (.65)
                                            ===================================


                                             Three months ended September 30,
                                                                          1998
                                            1999

Sales                                            $  2,584,571     $           --
Cost of goods sold                                 (1,881,663)              --
                                            ------------------------------------
Gross profit                                          702,908

Other income                                                              (490)
Selling, general and administrative                   996,023          473,787
expenses
Depreciation                                           19,926                --
Amortization                                           17,064                --
                                            ------------------------------------
Operating income                                     (330,105)        (473,297)

Interest income                                        21,945                --
Interest expense                                      (40,887)               --

Net loss                                         $   (349,047)      $ (473,297)
                                            ------------------------------------

Basic and diluted loss per weighted
average common share                             $       (.07)      $     (.31)
                                            ------------------------------------

                                Americlean, Inc.

            Consolidated Statements of Stockholders' Equity (Deficit)


                                   Common Stock        Convertible Preferred Stock
                                                                                     Additional     Accumulated
                               Shares       Amount        Shares        Amount     Paid in Capital    Deficit      Total


Balance at March 31, 1997    1,500,000   $     150           --       $    --         $189,406     $ (84,116)   $ 105,440

  Net Loss                                                   --            --                       (307,400)    (307,400)
  Issuance of common stock      39,538           4           --            --          247,375                    247,379
                              --------------------------------------------------------------------------------------------
Balance at March 31, 1998    1,539,538         154              --            --      436,781       (391,515)     45,419
  Net Loss                          --          --              --            --                  (3,811,139)  (3,811,139)
  Convertible preferred
stock                               --          --             600            --      481,125             --     481,125
subscribed and paid
  Issuance of common           883,552          88              --            --    2,120,610             --   2,120,698
stock
                          -----------------------------------------------------------------------------------------------
Balance at March 31, 1999    2,423,090         242             600            --    3,038,516     (4,202,655)  (1,163,897)
  Issuance of common
stock                        3,022,000         302                                  1,823,698                  1,824,000
  Net Loss                                                                                          (756,986)   (756,986)
                          -----------------------------------------------------------------------------------------------

Balance at September 30,
1999                         5,445,090       $ 544             600      $     --   $4,862,214     $(4,956,641) $ (96,883)
                          -----------------------------------------------------------------------------------------------


                                Americlean, Inc.

                      Consolidated Statement of Cash Flows


                                         Six Months Ended      Six Months Ended
                                        September 30, 1999    September 30, 1998
Operating activities
Net loss                                 $  (756,986)             $ (930,191)
Adjustments to reconcile net loss to
net cash used in continuing operations:
       Depreciation                           40,218
       Amortization                           34,127
       Changes in operating assets and
liabilities:
       Trade accounts receivable             156,251                 780,778
       Inventories                          (234,993)
       Employee advances                      42,789
       Prepaid expenses and other assets     (23,103)                (49,146)
       Accounts payable and accrued
              liabilities                    143,750                (820,810)
                                            -----------------------------------

Net cash used in operating activities       (597,945)             (1,019,369)
                                            -----------------------------------

Investing activities
Acquisition of Boggs & Company                    --
Purchase of property and equipment          (132,232)               (37,245)
                                           ------------------------------------

Net cash in investing activities            (132,232)               (37,245)
                                            -----------------------------------

Financing activities
Advances from related parties                127,569
Net (payment) on Line of Credit              (26,425)               104,191
Issuance of debt                             136,096
Shares subscriptions received                     --                    134
Issuance of stock                             24,000                962,249
                                            -----------------------------------

Cash provided by financing activities        261,240              1,066,574
                                            -----------------------------------
Effect of exchange rate changes on cash                             (63,772)
Increase (decrease) in cash                 (468,939)               (53,813)

Cash at beginning of period                  516,139                115,879
                                            -----------------------------------

Cash at end of period                      $  47,200              $  62,066
                                            -----------------------------------

                                Americlean, Inc.

                   Notes to Consolidated Financial Statements

                           September 30, 1999 and 1998

1.   Going Concern

     The Company sustained losses of $3,811,139 for the fiscal year ended March 31, 1999, and $756,986 for the six months ended September 30,1999. The Company had a deficit net worth of $1,163,897 at March 31, 1999, and a deficit net worth of $96,883 at September 30, 1999. In addition, the Company was in default on certain covenants relating to the revolving line of credit which in any event will terminate on February 15, 2000. These facts raise substantial doubt about the Company's ability to continue as a going concern.

     Considerations which tend to mitigate the question of going concern include management's successful efforts in raising funds through private placements, the ability to renegotiate and restructure long-term financing with major creditors, past and present efforts to convert debt to equity and the ability to acquire, restructure and develop the laundry supply and equipment business which it believes will be able to achieve profitable operations. The Company intends to seek and consummate acquisitions of companies in the laundry supply and equipment business and allied products business. No assurance can be given that the Company will be successful in identifying potential acquisitions or, if made, that such acquisitions will have a beneficial effect on the Company. The Company has no current agreement to acquire any business or property, or intent to acquire any specific business or property. The Company believes that these factors provide meaningful evidence as to the Company's ability to continue in operation for the next fiscal year and support the going concern presentation in the accompanying consolidated financial statements in favor of the liquidation basis. There can be no assurance, however, that management will continue to be able to raise sufficient capital or convert existing debt to equity or to achieve profitable operations going forward.

2.    Businesses and Summary of Significant Accounting Policies

      The interim consolidated financial statements are prepared pursuant to the requirements for reporting on Form 10-QSB. The March 31, 1999 consolidated balance sheet data was derived from the audited consolidated financial statements and together with the interim consolidated financial statements and notes thereto should be read in conjunction with the annual consolidated financial statements and notes included in the Company's financial statements for the year ended March 31, 1999. In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods. The current period results of operations are not necessarily indicative of results, which ultimately will be reported for the full fiscal year.

     Americlean, Inc. is a provider of supplies and equipment in the dry cleaning industry as well as a service provider for repairs regarding such equipment. Americlean, Inc. was incorporated on March 3, 1997, in Delaware. Americlean, Inc. has one wholly owned subsidiary, which is Boggs and Company
(1998), Inc. Consolidation

      The consolidated  financial statements include the accounts of Americlean,
      Inc.,  its   subsidiary.   All  significant   intercompany   accounts  and
      transactions are eliminated in consolidation.

      Fair Value of Financial Instruments

      The carrying amount of cash, trade accounts and notes receivable, and other current and long-term liabilities approximates their respective fair values.

      Foreign Currency Translation

      The Company's functional currency is the U.S. dollar. Foreign entities remeasure monetary assets and liabilities at the current exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the historical rate. Sales and expenses are translated using average exchange rates. The remeasurement losses of $40,272 during the six months ending September 30, 1999 are included in other income.

      Goodwill

      Goodwill represents the excess of cost over assigned fair market value of net assets acquired and is being amortized on a straight-line basis over an estimated useful life of 20 years. Goodwill is shown net of accumulated amortization of $34,127 at September 30, 1999. The carrying amount of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the expected future undiscounted cash flow of the entity acquired over the remaining amortization period, the carrying amount of the goodwill is reduced to its fair value.

      Inventories

      Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

      Loss per Share

      In 1998, the Company adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). Under SFAS 128, basic earnings per share ("EPS) are computed by dividing the income/loss available to common shareholders by the weighted-average number of common shares outstanding for the year. No adjustments to net loss were necessary for fiscal years 1998 and 1999 to arrive at loss available to common shareholders. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock. When dilutive, stock options and warrants, and convertible preferred stock are included as share equivalents in computing diluted EPS using the treasury stock method and the if-converted method, respectively.

      Average shares outstanding for basic EPS were 1,539,558 and 5,191,161 for quarters ended September 30, 1998 and 1999, respectively. Diluted and basic losses per share are equivalent due to the antidilution provisions of SFAS 128. Equivalent average common shares of dilutive securities of zero and 582,767 are not included in the calculation of diluted EPS in the quarters ended September 30, 1998 and 1999, because they are antidilutive.

      Property and Equipment

      Property and Equipment is recorded at cost. Depreciation is computed principally using the straight-line method based upon the estimated useful lives of the related assets, ranging from 3 to 39 year.

      Reclassification

      Certain amounts in the 1998 financial statements have been reclassified in order to conform with the 1999 presentation.

      Revenue Recognition

      The Company recognizes revenues at the time products are delivered. The Company recognizes fees from installation and repair services when such services are provided to customers.

      Stock-Based Compensation

      The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under APB 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the measurement date, over the exercise price. The Company has adopted the disclosure only provisions of Statements of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123").

      Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

   3. Inventories
                                       September 30, 1999        March 31, 1999

      Machinery                        $          412,186      $      497,055
      Parts                                       348,227             415,997
      Supplies                                  1,179,315             791,683
                                  ----------------------------------------------

                                       $        1,939,728      $    1,704,735
                                  ==============================================

4.    Property and Equipment
                                        September 30, 1999       March 31, 1999

      Leasehold improvements            $          75,989      $       75,989
      Machinery and equipment                     245,540             113,369
      Automobiles                                  59,128              59,128
      Less accumulated depreciation               (50,616)            (10,459)
                                        ---------------------------------------

                                        $         330,041      $      238,027
                                        =======================================

   5. Financing Arrangement

      On March 18, 1999, the Company's subsidiary, Boggs & Company (1998), Inc., entered into a secured revolving line of credit agreement which provides for borrowings of up to $3 million. The line of credit, which is an annual agreement, is limited to certain percentages of the Company's eligible accounts receivable and inventory. All borrowings under the line of credit are payable on demand. Interest rates are the greater of 7% or the prevailing Chase Manhattan Bank Prime rate at (September 30, 1999) plus 2% in each instance computed on the greater of $1,000,000 or the average of the net balances owed by the Company. Interest of $87,253 and $40,887 was respectively paid during the six months and three months ended September 1999.

      This asset-based lender has elected to terminate its lending relationship with Boggs & Company effective February 15, 2000.

   6  Stockholders' Equity

      Preferred Stock

     In April  1999,  the  Company  issued  600  shares of Series A  Non-Voting,
      Convertible Preferred Stock in consideration for $1,000 per share. All shares were subscribed and paid in March 1999. The Preferred Stock is convertible into shares of the Company's common stock at any time after October 5, 1999, and, in any event, will be deemed to convert into common stock on the later of (i) the date, which is 30 days after the effective date of a registration statement filed in respect of the common stock underlying the Preferred Stock or (ii) November 5, 1999. The Preferred Stock shall convert into common stock on the basis of a 25% discount to the average closing bid price of the) common stock for the five trading days immediately prior to the date of conversion. In addition, the Preferred Stock does not pay dividends. The Preferred Stock carries no dividend rights.

      Issuance of Common Shares

      On April 15, 1999, the Company issued an aggregate of 3,000,000 shares of its common stock to its founding principles, Mr. Andrew Hromyk and Mr. Brett Walker. These shares were issued as consideration for services provided during fiscal 1999 including financing the Company, designing and implementing the Company's business plan, and locating and analyzing suitable acquisition targets such as Boggs & Company (1998), Inc. and closing on these acquisitions. The Company has obtained an independent valuation for these shares at $1.8 million and has included this amount as an operating expense for the year ended March 31, 1999. The accrual of this compensation has been included in current liabilities as of March 31, 1999. This accrual was reclassified to common stock upon subsequent issuance of the share on April 15, 1999.

      Consulting Agreements

      Pursuant to a three-month consulting agreement dated June 1, 1999, between the Company and two advisors, the Company agreed to issue 7,000 shares of its common stock to the advisors. In addition, the Company granted 100,000 options, of which 25,000 vested on June 1, 1999, to these advisors with an exercise price of $5.00 per share. The advisors also receive monthly compensation throughout the term of the agreement. The Company has the option to renew this agreement for three subsequent three month terms, in which case the Company will issue to the advisors an additional 7,000 shares and an additional 25,000 options shall vest for each term.

      On June 8, 1999, the Company entered into a six month consulting agreement with another advisor. Pursuant to the terms of this agreement, the Company agreed to issue 15,000 shares of its common stock to the advisor and also granted 200,000 options, of which 100,000 vested on June 1,1999, to the advisor with an exercise price of $2.50 per share. The advisor also receives monthly compensation throughout the term of the agreement. The Company has the option to renew this agreement for two subsequent three-month terms, in which case options for an additional 50,000 shares shall vest for each term.

      In an additional consulting agreement dated June 8, 1999, with a three-month term, the Company granted another advisor 200,000 options, of which 50,000 vested on June 1, 1999, to purchase common stock with an exercise price of $2.50 per share. The advisor also receives monthly compensation throughout the term of the agreement. The Company has the option to renew this agreement for three subsequent three-month terms, in which case options for an additional 50,000 shares shall vest for each term.

      In January 1999 the Company granted to a consultant options to purchase 200,000 shares at a price of $2.00 per share. As a result of this grant the Company incurred an investor relations expense of $350,000 for the fiscal year ended March 31, 1999. On September 20, 1999 the Company terminated the agreement pursuant to which these options were granted for lack of performance. The Company will record a gain of $350,000 at such time as an adjudicated settlement is obtained in this matter.

      Stock Options

      During 1999, the Company adopted two stock option plans. The Non-Qualified Stock Option Plan provides that options for 250,000 shares of the common stock of the Company can be granted to selected officers, directors and key employees. The Board of Directors establishes the option price under this plan. The Incentive Stock Option provides that options for 250,000 shares of the Company's common stock can be granted to officers and employees. The option price under the plan is the fair market value at the grant date. The Board of Directors establishes the vesting periods and terms of options granted for both plans. The term of the option cannot exceed 10 years.

      Pursuant to the Incentive Stock Option Plan options to purchase a total of 54,500 shares at a price of $4.00 per share are outstanding and pursuant to the Non-Qualified Stock Option Plan to purchase a total of 100,000 shares at a price of $4.00 per share are outstanding.

      Warrants

      Pursuant to the terms of a consulting agreement between the Company an Anthony & Company, Inc. (Anthony Advisors) dated February 1999, the Company appointed Anthony Advisors as it exclusive agent for the issuance of up to 600 shares of Series A Convertible Preferred Stock at a price of $1,000 per share for the gross proceeds to the Company of $600,000. Pursuant to the terms of this agreement, the Company paid to the Anthony Advisors a cash commission of $42,000 being 7% of the gross proceeds of Series A Convertible Preferred Stock to the Company. Furthermore the Company reduced paid in capital by $37,500 in March 1999, relating to the issuance of 10,000 command shares issued to Anthony Advisors subsequent to the year end as additional compensation for such services. In addition the Company reduced preferred stock paid in capital and increased common stock paid in capital by $39,375 in relation to the issuance of warrants to Anthony Advisors for the purchased of up to 42,000 shares of the Company's common stock at any time until February 22, 2000, at a price per share equal to 75% of the average market price on the Company's common stock for the five trading days immediately prior to exercise date.

7.   Concentrations of Credit Risk

     Financial   instruments   that   potentially   subject  the  Company  to  a
     concentration of credit risk consist principally of temporary cash investments. The Company places its temporary cash investments with high credit quality financial institutions. During 1998, all of the sales and related accounts receivable related to one customer.

8.   Commitments and Contingencies

     The Company is named as a defendant under a lawsuit filed by the estate of a former employee. The plaintiff has claimed $500,000 and 87,500 free trading shares of the Company for settlement of this action. Management believes it has a meritorious defense to this claim and the ultimate resolution of this action will not have a material adverse effect on the Company's financial condition or results of operations.

9.   Year 2000 Issue

     The "Year 2000 Issue" is a term used to describe a problem encountered by certain computer programs which use dates written with two digits rather than four. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The Company has not experienced any problems to date, and does not expect to experience any future problems, with respect to the Year 2000 Issue.

10.  Subsequent Events

     Private Placement

     The Company has undertaken a private placement of up to 500,000 shares of its common stock at a price of $1.00 per share. To date the Company has received subscriptions for a total of 300,000 shares.

     Consulting Agreements

     In October 1999 the Company issued to a consultant 10,000 shares of its common stock at a deemed value of $1.00 per share in satisfaction of monies owing for services rendered.

     The Company has also renewed the June 1, 1999 consulting agreement referred to in Note 6 for an additional three-month term, and has issued additional 7,000 shares at a deemed price of $1.00 to the consultants pursuant to the terms of this agreement. As a condition of the three-month renewal previously granted options to purchase an additional 25,000 shares have vested with the consultants.

     The company has also renewed the June 8, 1999 three-month consulting agreement for an additional three-month term and, as a condition of the three-month renewal previously granted options to purchase an additional 50,000 shares have vested with the consultant.

    Extinguishing Debt

     Debt of $ 697,151 was extinguished during 1999 by the issuance of 903,658 shares of the Company's common stock. In October 1999 the Company issued 490,644 shares of common stock to extinguish debt of $490,644.

                              Boggs & Company, Inc.
                                       and
                                 JKG Group, Inc.

                          Combined Financial Statements
                                   Years Ended
                           September 30, 1998 and 1997
                                  together with
                          Independent Auditors' Report

Boggs & Company, Inc. and JKG Group, Inc.

Table of Contents



Independent Auditors' Report                                              3

Combined Financial Statements:
   Balance Sheets                                                         4
   Statements of Operations and Retained Earnings (Deficit)               5
   Statements of Cash Flows                                               6
   Summary of Significant Accounting Policies                           7-8
   Notes to Financial Statements                                       9-15

Independent Auditors' Report


Board of Directors and Shareholders
Boggs & Company, Inc. and JKG Group, Inc.
Charlotte, North Carolina


We have audited the accompanying combined balance sheets of Boggs & Company, Inc. (a North Carolina corporation) and JKG Group, Inc. (a Florida corporation) as of September 30, 1998 and 1997, and the related combined statements of operations and retained earnings, and cash flows for the respective years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boggs & Company, Inc. and JKG Group, Inc. as of September 30, 1998 and 1997, and the results of their combined operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 11 to the financial statements, the Companies have suffered recurring losses from operations, and have both negative working capital and a net capital deficiency that raise substantial doubt about their ability to continue as going concerns. Management's plan in regard to these matters is also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



December 16, 1998                                 Bullard & Blanchard, P.L.L.C.


Charlotte, North Carolina

Boggs & Company, Inc. and JKG Group, Inc.

Combined Balance Sheets


September 30,                                             1998           1997

Assets

Current:
 Cash                                                 $   70,048   $   16,772
 Accounts and note receivable, less allowance for
    doubtful accounts of $263,000 and $138,000,
    respectively (Note 3)                              1,874,173    1,871,607
 Inventories (Note 3)                                  1,802,230    2,260,845
 Due from related party (Note 12)                             --       71,816
 Other                                                    41,026       50,956
                                                      ----------   ----------

Total current assets                                   3,787,477    4,271,996
                                                       ---------    ---------

Property and equipment (Notes 4 and 5):
     Machinery and equipment                             277,451      260,830
     Transportation equipment                            137,776      137,776
     Furniture and fixtures                               33,422       33,422
     Leasehold improvements                              137,926      137,926
     Assets under capital lease                          102,435      102,435
                                                         -------      -------

                                                         689,010      672,389
     Less accumulated depreciation and amortization      417,305      327,038
                                                         -------      -------

Net property and equipment                               271,705      345,351

Intangible asset (Note 2)                                 44,633       57,385
                                                    --------------------------
                                                       $4,103,815  $4,674,732
                                                    ==========================

                                                              September 30,
                                                            1998          1997

Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
     Checks issued against future deposits              $     --      $ 315,769
     Notes payable to financial institution (Note 3)   1,782,122      1,934,860
     Accounts payable                                  2,345,765      1,928,338
     Accrued expenses                                    146,688         65,253
     Due to related party (Note 12)                       71,390             --
     Current maturities of long-term debt (Note 4)        48,400         78,330
     Current obligations under capitalized
        leases (Note 5)                                   18,776         17,644
                                                       ----------    ----------

Total current liabilities                              4,413,141      4,340,194

Long-term debt, less current maturities (Note 4)         117,665        151,201

Obligations under capitalized leases,
  less current obligations (Note 5)                       30,430         50,794
                                                       ----------     ---------
Total liabilities                                      4,561,236      4,542,189

Commitments and contingencies (Notes 7 and 11)

Shareholders' equity (deficit):
     Common stock (Note 9)                                76,200        76,200
     Additional paid-in capital                           21,262        21,262
     Retained earnings (deficit)                        (554,883)       35,081
                                                      -----------   ----------
Total shareholders' equity (deficit)                    (457,421)      132,543
                                                      ----------    ----------
                                                      $4,103,815    $4,674,732
                                                      ==========    ==========

Boggs & Company, Inc. and JKG Group, Inc.

Combined Statements of Operations and Retained Earnings (Deficit)

                                                      Year Ended September 30,
                                                      1998              1997

Sales                                                              $13,926,182
$15,094,518

Cost of products sold                              10,306,873       11,664,193
                                                  -----------      -----------

Gross margin                                        3,619,309        3,430,325

Selling, general and administrative expenses        4,008,913        3,716,091
                                                  -----------      -----------

Operating loss                                       (389,604)        (285,766)
                                                  -----------      ------------

Nonoperating expense (income):
     Interest expense                                 264,802          225,728
     Interest income                                  (54,846)         (78,814)
     Other items                                       (9,596)              --
     Unusual items (Note 10)                               --          131,705
                                                  ------------     ------------

Total nonoperating expense                            200,360          278,619
                                                  ------------      -----------

Loss before income taxes                             (589,964)   (564,385)

Income tax expense (Note 6)                                    --      31,267

Net loss                                                 (589,964)   (595,652)

Retained earnings, beginning of year                       35,081     630,733
                                                   -------------- -----------

Retained earnings (deficit), end of year            $    (554,883) $   35,081
                                                    =============  ===========

Boggs & Company, Inc. and JKG Group, Inc.

Statements of Cash Flows


                                                       Year Ended September 30,
                                                          1998           1997

Cash flows from operating activities:
   Net loss                                           $  (589,964) $ (595,652)
   Adjustments of net loss to net cash
     provided by operating activities:
      Depreciation and amortization                       103,019      78,302
      Deferred income tax provision                            --      31,267
      Provision for allowance for doubtful accounts       125,000      76,000
      Gain on the sale of fixed assets                         --       3,657
   (Increase) decrease in:
      Accounts and notes receivable                      (127,566)     (2,733)
      Inventories                                         458,615    (172,473)
      Other current assets                                  9,930      15,578
   Increase (decrease) in:
      Checks issued against future deposits              (315,769)    (54,482)
      Accounts payable                                    417,427     503,536
      Accrued expenses                                     81,435      46,378
                                                      -----------------------

Net cash used in operating activities                     162,127     (70,622)
                                                       -----------------------
Cash flows from investing activities:
     Purchases of property and equipment                  (16,621)    (49,434)
     Proceeds from sale of property and equipment              --       7,875
   Net cash paid for acquired business and
     intangible asset (Note 13)                                --    (207,240)
     Loans (to) from related party                        143,206     (71,816)
                                                       ---------- ------------

Net cash used in investing activities                     126,585    (320,615)
                                                       ----------  -----------

Cash flows from financing activities:
     Net proceeds (payments) on notes payable to
      financial institution                              (152,738)    448,093
     Payments on long-term debt                           (63,466)    (31,225)
     Payments on capital leases                           (19,232)    (19,633)
                                                       -----------  ----------

Net cash provided by financing activities                (235,436)    397,235
                                                         ---------   --------

Net increase in cash                                       53,276       5,998
Cash, beginning of year                                    16,772      10,774
                                                         --------   ---------

Cash, end of year                                      $   70,048    $ 16,772
                                                       ==========    ========

Boggs & Company, Inc. and JKG Group, Inc.

Summary of Significant Accounting Policies


Business and Credit
Concentration        Boggs & Company,  Inc. and JKG Group, Inc.  (the Company)
                     sell supplies and equipment to entities engaged in laundry and dry cleaning activities and install, service and repair equipment used in these activities.

                        One of the Company's major suppliers accounts for 10-15 percent of purchases.

                        The Company's customers are concentrated in the southeastern region of the United States. No single customer accounted for a significant portion of the Company's sales or accounts receivable as of September 30, 1998 or 1997. The Company reviews a customer's credit history before extending credit. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information. To reduce credit risk, the Company generally requires a down payment on large equipment orders.

Inventories             Inventories are valued at the  lower-of-cost  or market,
                        cost being determined on the first-in, first-out (FIFO) method.

Property and Equipment
and                     Depreciation  Property and equipment are stated at cost.
                        Depreciation for financial statements and income tax purposes is principally computed using accelerated methods over the estimated useful life of the respective assets.

Income Taxes           Income taxes are calculated using the liability method
                       specified by Statement of Financial Accounting Standards
                       No. 109, "Accounting for Income Taxes."

Estimates            The  preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Advertising          Cost incurred for producing and  communicating advertising are expensed when incurred.

Boggs & Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements




Principles of
Combination        In December 1996, JKG Group, Inc. was formed for the purpose of acquiring the operations of Cleaners Equipment Corporation
                   (a Florida corporation) located in St. Petersburg, Florida.
                   The acquisition was effective March 31, 1997 as more fully described in Note 1.

                        Although, JKG Group, Inc.'s ownership is different than Boggs & Company, Inc., 70% of the ownership is the same as Boggs & Company, Inc. and the Companies are controlled by the same management.

1.Business Acquisition  Effective March 31, 1997, JKG Group,
                        Inc. purchased the operations of Cleaners Equipment Corporation (the "Business") located in St. Petersburg, Florida. The Business was engaged in the sale of laundry and dry cleaning equipment and installed, serviced and repaired equipment used in those activities.

                        The purchase price included $143,479 of cash, interest bearing notes (Note 4) totaling $221,977, and $63,761 of expenses incurred in connection with the acquisition.

                        The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to assets acquired based on the estimated fair values at the date of acquisition. In addition, the results of operations of the business are included in the financial statements since the date of acquisition. The estimated fair values of assets acquired are summarized as follows:

                        Fixed assets                              $  78,498
                        Inventories                                $286,958

                        Funds for payment of the purchase price were obtained through loans from Boggs & Company, Inc., borrowings under the revolving credit agreement (Note 3), issuance of debt to a related party and an assumption of debt.

2. Intangible Asset Intangible asset is summarized as follows:

                         September 30,                   1998         1997
                         ----------------------------------------------------

                        Excess of acquisition costs
                        over fair value of net assets
                        acquired                       $ 63,761    $ 63,761
                        Accumulated amortization        (19,128)     (6,376)
                                                       $ 44,633    $ 57,385
                                                      =========    =========

3. Notes Payable to
Financial               Institution   The  Companies   have   revolving   credit
                        agreements with a financial institution through May 1998 and continuing on a year-to-year basis thereafter. The agreements may be terminated by either party by giving proper notification. Advances under these arrangements bear interest at the financial institution's prime rate
                        (8.25 percent at September 30, 1998) plus 2.0 percent, but not less than 8 percent.

                        Borrowings may not exceed $3,000,000 and are limited to a percentage of qualified accounts receivable and inventories. The agreements require a minimum loan balance of $600,000. These agreements are collateralized by accounts receivable and inventories. Each of the Companies' 20% or more shareholders have personally guaranteed up to $250,000 of the advances.


4. Long-Term Debt Long-term debt is as follows:

                        September 30,                       1998       1997

                        Notes payable to financial
                        institutions, due in various
                        monthly installments through
                        December 1999, including
                        interest ranging from 8.8%
                        to 11.5%                         $ 17,327   $ 55,340

                        Notes payable to related party,
                        due in various monthly install-
                        ments through March 2002,
                        including interest at 8%
                        (Note 1)                          148,738    174,191

                        Current maturities                (48,400)   (78,330)
                                                       -----------------------

                                                        $ 117,665   $ 151,201
                                                       ==========   =========

     Equipment and vehicles with a net book value of $64,000 are pledged as collateral on the above notes payable. In addition, the notes payable to related party is collateralized by certain accounts receivable and inventories; and is subordinated to the revolving credit agreement (Note 3).

              The aggregate annual maturities of long-term debt are as follows:

                        September 30,

                        1999                                        $  48,400
                        2000                                           37,376
                        2001                                           38,544
                        2002                                           41,745
                                                                   ----------
                        Total                                        $166,065
                                                                     ========

5. Lease  Obligations    The  Companies  lease  certain  real
                        estate and automotive equipment used in their operations. The automotive leases include provisions for operating and maintenance expenses to be provided by the lessor. In addition, the automotive leases contain provisions for contingent rental payments based on miles traveled.

                        The Companies lease their Charlotte and St. Petersburg offices from their shareholders. The leases are accounted for as operating leases. The Company rents the Charlotte facility on a month-to-month basis for $4,700 a month; and rents the St. Petersburg facility under a lease agreement for $3,500 a month. The St. Petersburg lease agreement's initial term expires March 31, 2002, with two 10 year renewal options. The leases provide for the payment of real estate taxes and other related expenses.

                        Certain transportation, office, and computer equipment are leased under capital leases with imputed interest rates varying from 9 percent to 11 percent.

                        Future minimum rental payments under non-cancelable leases at September 30, 1998, are as follows:

                                                     Operating      Capitalized
                        Fiscal Year Ending             Leases         Leases

                        1999                       $ 148,158           22,744
                        2000                         147,275           19,778
                        2001                         136,366           13,098
                        2002                         100,783              300
                        2003                          74,200               --
                        Thereafter                    62,300               --
                                                  ----------    -------------

                        Total                      $ 669,082         $ 55,920
                                                   =========         ========

                        Less imputed interest                           6,714
                        Obligations under capitalized leases         $ 49,206

                        Rental expenses relating to the above operating leases (including related parties) for the years ended September 30, 1998 and 1997, approximated $273,000 and $256,000, respectively.

6. Income Taxes         Income tax  expense,  in the  statement of
                        operations, is made up of the following components:

                        Year Ended September 30,             1998        1997
                        ------------------------------------------------------

                        Current                       $        --   $      --
                        Deferred                               --      31,267
                                                      -----------   ---------
                                                      $        --    $ 31,267
                                                      ===========    ========

                        The  differences  between  book and  taxable  income are
                        generated   principally   from  bad  debt  reserves  and
                        inventory costs.

                        Deferred tax assets are comprised of the following:

                        September 30,                        1998        1997
                        -----------------------------------------------------

                        Inventory costs                     9,000       9,000
                        Bad debt reserves                  67,000      31,000
                        Loss carry forwards               361,000     160,000
                                                          -------     -------

                        Gross deferred tax assets         437,000     200,000
                        Deferred tax assets valuation
                        allowance                        (437,000)   (200,000)
                                                       $       -    $      --
                                                    ===========================

                        The changes in the valuation allowance for deferred tax assets were due to the substantial losses incurred in 1998 and 1997. Approximately $1,000,000 of Boggs & Company, Inc.'s loss carry-forwards remain at September 30, 1998. Their use is limited to future taxable earnings of Boggs & Company, Inc. The carry-forwards expire in varying amounts through 2013.

     JKG Group, Inc. has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, 1998 and 1997 operations of the Company, were reported to the shareholders who are responsible for payment of taxes, as applicable.

Boggs & Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements



7. Commitments and
   Contingencies

     In October 1990, the Division of Environmental Management (DEM) of the North Carolina Department of Environment, Health and Natural Resources issued a Notice of Violation to the Company. The notice identified the Company as a potentially responsible party, following DEM's earlier inspection of the Charlotte facilities, which are leased by the Company from its shareholders. The Company responded to the notice and retained consultants to conduct a preliminary assessment of the soil and groundwater. The preliminary results were presented to DEM at a meeting in December 1990 and based on these preliminary findings, a second Notice of Violation was issued by DEM. The Company has undertaken soil remediation but a full ground water assessment has not been completed. As of December 1998, no fines or penalties have been assessed by DEM, and the Company has complied with all violation notices. Neither the Company nor its consultants are able to estimate either the necessity or costs of any further remediation efforts. Since a full site assessment study has not been completed, management is unable to determine the Company's ultimate liability, if any. The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

8. Profit Sharing Plan     The  Company  maintains  a profit
                        sharing plan for all eligible employees. The plan qualifies under Internal Revenue Code Section 401(k). Contributions by the Company are discretionary.

                        Contributions in the amounts of $7,200 and $0 were made during the fiscal years ended September 30, 1998 and 1997, respectfully.

9. Common Stock    Boggs & Company, Inc. and JKG Group, Inc. are related through substantially common ownership. The common stock accounts consists of the following:

                    Boggs & Company, Inc.
                      $100 par value;
                        5,000 shares authorized;
                        762 shares issued and outstanding        $  76,200

         JKG Group, Inc.
                          $1 par value;
                             1,000 shares authorized;
                             1,000 shares issued and
                                 outstanding                          1,000

                        Amount receivable from shareholders
                           of JKG Group, Inc. for purchase of
                           issued shares                             (1,000)
                                                                   ----------
                                                                    $76,200
                                                                   ========

10. Unusual item

     During the year ended September 30, 1997, Boggs & Company, Inc. recorded unusual expenses of $113,705, before taxes. This is presented separately as a component of non-operating expense in the Combined Statement of Operations. The charges related to $115,985 incurred in connection with settlement of litigation surrounding a non-compete claim by a competitor; and, $15,720 incurred in connection with settlement of litigation filed by neighboring property owners in connection with alleged contamination of their soil by chemicals previously sold by Boggs & Company, Inc.

11.Liquidity

     The accompanying combined financial statements have been prepared assuming that the Companies will continue as going concerns. The Companies have experienced significant losses in 1998 and 1997 and show negative working capital and negative net worth as of September 30, 1998. Such matters raise substantial doubt about the Companies' ability to continue as going concerns. Subsequent to September 1998, the Companies entered into negotiations with a publically held company to dispose of all assets and liabilities.

                        The accompanying financial statements do not include any adjustments relating to the reasonability and classification of reported asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern.

12.   Due from/to
   Related Party            The due from/to  related  party  reflects  amounts
                        advanced from/to a minority shareholder of JKG Group, Inc. Such amount bears no interest and there are no written repayment terms.

13.Supplemental Cash     Year Ended September 30,       1998           1997
   Flow Information          Interest paid           $ 267,091      $ 214,819

                        Non-cash investing and financing activity:

                        Cash flow information related to the 1997 business acquisition discussed in Note 1 is as follows:

                        Fair value of current assets acquired       $286,958
                        Fair value of non-current assets
                          acquired, excluding intangible
                          assets                                      78,498
                        Intangible assets                             63,761
                        Liabilities assumed and created             (221,977)

                        Net cash paid for acquired business and
                          intangible asset                          $207,240


                        Capital lease obligations of $64,855 were incurred in 1997 when the Companies entered into leases for new equipment.

14. Reclassifications     Certain   1997   items   have   been
                        reclassified to conform with 1998 presentation.

Boggs and Company, Inc. and JKG Group, Inc.
Combined Balance Sheets

                                                   March 2, 1999
Assets:

Current:
  Cash                                              $ 86,961
  Accounts and notes receivable, less allowance
    for doubtful accounts of $ 278,000             1,347,315
  Inventories                                      1,880,208
  Other                                              110,752

Total current assets                               3,425,236

Property and equipment:
  Machinery and equipment                            277,451
  Transportation equipment                           137,776
  Furniture and fixtures                              33,422
  Leasehold improvements                             137,926
  Assets under capital lease                         102,435
                                                  ------------
                                                     689,010
  Less accumulated depreciation and amortization     458,796

Net property and equipment                           230,214

Goodwill                                                  --
                                                $  3,655,450

Current liabilities:
  Checks issued against future deposits         $         --
  Notes payable to financial institution           1,533,666
  Accounts payable                                 2,472,332
  Accrued expenses                                   175,849
  Due to related party                                    --
  Current maturities of long-term debt                48,400
  Current obligations under capital leases            18,776
-------------------------------------------------------------------------------

Total current liabilities                          4,249,023

Long-term debt, less current maturities              103,984

Obligations under capitalized leases,
    less current maturities                           27,454

Total liabilities                                  4,380,461

Committmenmts and contingencies

Shareholders' equity (deficit):
  Common stock                                        76,200
  Additional paid-in capital                          21,262
  Retained earnings (deficit)                       (822,473)

Total shareholders' equity (deficit)                (725,011)
                                                  -----------
                                                $  3,655,450
                                                =============

Boggs and Company, Inc. and JKG Group, Inc.
Combined Statement of Operations



                                                         Five months ended
                                                            March 2, 1999

Sales                                                        $5,381,181
Cost of products sold                                         4,035,033

Gross profit                                                  1,346,148

Selling, general and administrative expenses                  1,549,779

Operating loss                                                 (203,631)

Interest expense                                                (86,445)
Interest income                                                  22,486

Net loss before income taxes                                   (267,590)

Income tax expense                                                   --

Net loss                                                       (267,590)

Retained earnings, beginning of year                           (554,883)

Retained earnings (deficit), end of period                    $(822,473)
                                                            =============

Boggs and Company, Inc. and JKG Group, Inc.
Combined Statement of Cash Flows
For the five months ended March 2, 1999



Cash flows from operating activities:
   Net loss                                           $  (267,590)
   Adjustments of net loss to net cash
     provided by operating activities:
      Depreciation and amortization                        86,124
      Provision for allowance for doubtful accounts        15,000
   (Increase) decrease in:
      Accounts and notes receivable                       511,858
      Inventories                                         (77,978)
      Other current assets                                (69,726)
   Increase (decrease) in:
      Accounts payable                                    126,567
      Accrued expenses                                     29,161

Net cash provided by operating activities                 353,416
                                                      -----------

Cash flows from investing activities:
    Loans from related party                              (71,390)

Net cash used in investing activities                     (71,390)
                                                    --------------

Cash flows from financing activities:
   Net payments on notes payable to
      financial institution                              (248,456)
   Payments on long-term debt and capital leases          (16,657)

Net cash used in investing activities                    (265,113)
                                                       -----------

Net increase in cash                                       16,913

Cash, beginning of period                                  70,048

Cash, end of period                                    $   86,961
                                                       ==========

Boggs and Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements


1.    Summary of Significant Accounting Policies

Business and Credit       These  interim  combined   financial   statements  are
Concentration             prepared, by management,  pursuant to the requirements
                          for  reporting on Form SB-2.  The  combined  financial
                          statements   and  notes  thereto  should  be  read  in
                          conjunction  with  the  September  30,  1998,   annual
                          combined financial statements of Boggs & Company, Inc and JKG Group, Inc. and the March 31, 1999, annual consolidated financial statements of Americlean Inc.
                          and notes included in the Companys' respective annual reports filed with the Form SB-2. In the opinion of management, the interim combined financial statements reflect all adjustments of a normal recurring nature necessary for a fair statement of the results for interim periods.

                          Boggs  &  Company,  Inc.  and  JKG  Group,  Inc.  (the
                          Company) sell supplies and equipment to entities engaged in laundry and dry cleaning activities and install, service and repair equipment used in these activities.

                          The Company's customers are concentrated in the southeastern region of the United States. No single customer accounted for a significant portion of the Company's sales or accounts receivable. The Company reviews a customer's credit history before extending credit. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information. To reduce credit risk, the Company generally requires a down payment on large equipment orders.

Inventories               Inventories  are  valued  at  the   lower-of-cost   or
                          market,   cost  being   determined  on  the  first-in,
                          first-out (FIFO) method.

Property and Equipment    Property   and   equipment   are   stated   at   cost.
and Depreciation          Depreciation  for financial  statements and income tax
                          purposes is  principally  computed  using  accelerated
                          methods  over  the   estimated   useful  life  of  the
                          respective assets.

Fair Value of Financial   The carrying amount of cash, trade accounts and notes
Instruments               receivable, and other current and long-term
                          liabilities approximates their respective fair values.

Estimates                 The preparation of financial  statements in conformity
                          with   generally   accepted   accounting    principles
                          requires  management to make estimates and assumptions
                          that  affect  the  reported   amounts  of  assets  and
                          liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Advertising               Cost   incurred  for   producing   and   communicating
                          advertising are expensed when incurred.

Boggs and Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements

Principles of Combination   The  combined  financial   statements
                          include the accounts of Boggs & Company, Inc. and JKG Group, Inc. All significant intercompany accounts and transactions are eliminated in combination.

Business Disposition      On March 3, 1999,  the Company  completed
                          the sale of it's operations to Americlean, Inc. All assets and liabilities recorded in the accompanying balance sheet were assumed by Americlean, Inc. The sales price of $600,000 consisted of 161,446 shares of Americlean's common stock valued at $500,000 and $100,000 in cash.

2. Income Taxes           Income tax expense,  in the  statement of
                          operations, is made up of the following components:

                          Five months ended March 2,                      1999
                          -----------------------------------------------------
                          Current                                   $        -
                          Deferred                                           -
                          -----------------------------------------------------
                                                                    $        -
                          -----------------------------------------------------

                          The differences between book and taxable income are generated principally from bad debt reserves and inventory costs.

                          Deferred tax assets are comprised of the following:

                          March 2,                                        1999
                          -----------------------------------------------------

                          Inventory costs                          $      9,000
                          Bad debt reserves                              73,000
                          Loss carryforwards                            400,000
                          -----------------------------------------------------

                          Gross deferred tax assets                     482,000
                          Deferred     tax    assets
                          valuation allowance                          (482,000)
                          -----------------------------------------------------
                                                                      $       -
                                                                      =========

                          The changes in the valuation allowance for deferred tax assets were due to the substantial losses incurred in 1999, 1998 and 1997. Approximately $1,200,000 of
                          Boggs & Company, Inc.'s loss carryforwards remain at March 2, 1999. Their use is limited to future taxable earnings of Boggs & Company, Inc. The carryforwards expire in varying amounts through 2014.

                          JKG Group, Inc. has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, operations of the Company, were reported to the shareholders who are responsible for payment of taxes, as applicable.

Boggs and Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements


3. Commitments and       In  October   1990,   the  Division  of   Environmental
   Contingencies         Management  (DEM) of the North  Carolina  Department of
                          Environment, Health and Natural Resources issued a Notice of Violation to the Company. The notice identified the Company as a potentially responsible party, following DEM's earlier inspection of the Charlotte facilities, which are leased by the Company from its shareholders. The Company responded to the notice and retained consultants to conduct a preliminary assessment of the soil and groundwater. The preliminary results were presented to DEM at a meeting in December 1990 and based on these preliminary findings, a second Notice of Violation was issued by DEM. The Company has undertaken soil remediation but a full ground water assessment has not been completed. As of December 1998, no fines or penalties have been assessed by DEM, and the Company has complied with all violation notices. Neither the Company nor its consultants are able to estimate either the necessity or costs of any further remediation efforts. Since a full site assessment study has not been completed, management is unable to determine the Company's ultimate liability, if any. Such liability, if any, was not assumed by Americlean, Inc., in connection with their acquisition of the assets and recorded liabilities of Boggs & Company, Inc. and JKG Group, Inc., previously disclosed.

4. Supplemental Cash      Five Months Ended March 2,                     1999
   Flow Information       -----------------------------------------------------

                          Interest paid                               $ 85,000
                                                                      ========

Americlean, Inc.

                          PRO FORMA COMBINED STATEMENTS OPERATIONS
                            [See Basis of Presentation - Note 1]



For 12 months ended March 31, 1999          Unaudited - Prepared by Management

                                                        Pro forma
                                                ---------------------------
                              Americlean  Boggs &     Acquisition    Combined
                                Inc.      Company,    Adjustments
                                          Inc. and     [Note 2]
                                          JKG Group,
                                            Inc.
                                  $           $            $             $
                                ---------------------------------------------


Sales                       1,165,751    11,936,514                 13,102,265
Cost of Sales                 911,002     8,931,741                  9,842,743
------------------------------------------------------------------------------
Gross profit                  254,749     3,004,773                  3,259,522
------------------------------------------------------------------------------

Administrative and selling
   expenses                 4,056,250     3,664,751    61,875(a)     7,782,876
Interest expenses              15,511       217,607
                              233,118
Interest income                (5,873)      (45,351)                   (51,224)
-------------------------------------------------------------------------------
                            4,065,888     3,837,007                  7,964,770
Net loss for the year      (3,811,139)     (832,234)                (4,705,288)
===============================================================================


Basic and diluted loss per      (2.18)                                  (2.69)
share [Note 3]
------------------------------------------------------------------------------

See accompanying notes

Americlean, Inc.

NOTES TO THE UNAUDITED PRO FORMA
RESULTS OF OPERATIONS

1. Basis of Presentation

On March 3, 1999, Americlean Inc. ("Americlean") completed the acquisition of Boggs & Company, Inc. The acquisition was accounted for as purchase business combination. The accompanying unaudited pro forma financial statement of Americlean has been prepared by management. The statement has been prepared to reflect the pro forma results of operations of Americlean for the year ended March 31, 1999, assuming the acquisition of Boggs and JKG had occurred on April 1, 1998 from information derived from the following statements:

o    Audited Americlean financial statements for the year ended March 31, 1999

o Unaudited combined Boggs and JKG income statement for the period from April 1,1998 through March 2, 1999.

o    Together with other information available to Americlean.

The unaudited pro forma financial statement should be read in conjunction with the financial statements of Americlean and the combined financial statements of Boggs and JKG referred to above. The unaudited pro forma financial statement is not necessarily indicative of the results of operations which would have occurred if the combination and reorganization had actually occurred on April 1 1998.

2. PRO FORMA ADJUSTMENTS WITH RESPECT TO THE REORGANIZATION AND BUSINESS COMBINATION

Americlean was incorporated on March 3, 1997 in Delaware. The Company is engaged in the business of recycling and selling dry cleaning products to North American markets.

Boggs and Company (1998), Inc. (Boggs 1998) was incorporated on November 25, 1998 in North Carolina. The Company was incorporated for the purpose of purchasing the assets and liabilities of Boggs and JKG.

Boggs and JKG sell supplies and equipment to entities engaged in laundry and dry cleaning activities and install, service and repair equipment used in these activities.

The unaudited pro forma Americlean financial statements give effect to the major transaction of Boggs 1998 acquiring all of the assets and liabilities of Boggs and JKG, as if it had occurred on April 1, 1998. The unaudited pro forma balance sheet includes pro forma adjustments reflecting the following transactions:

Americlean, Inc.

NOTES TO THE UNAUDITED
PRO FORMA RESULTS OF OPERATIONS

2. PRO FORMA ADJUSTMENTS WITH RESPECT TO THE REORGANIZATION AND BUSINESS COMBINATION (continued)

(a) Amortization of goodwill on a straight-line basis over 20 years for an additional 11 months.


3.     SHARE STOCK

Basic and diluted loss per share are based on the following:

                                           12 months ended
                                            March 31, 1999
----------------------------------------------------------

Loss for the period                           $(4,705,288)
Weighted average number of common shares
  used
  in computation:                               1,746,208
----------------------------------------------------------
Basic and diluted loss per share                   $(2.69)
----------------------------------------------------------

                                TABLE OF CONTENTS

                                                                       Page
PROSPECTUS SUMMARY .................................................
RISK FACTORS .......................................................
DILUTION AND COMPARATIVE SHARE DATA ................................
MARKET FOR AMERICLEAN'S COMMON STOCK ................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OR PLAN OF OPERATION .............................................
BUSINESS ...........................................................
MANAGEMENT .........................................................
PRINCIPAL SHAREHOLDERS .............................................
SELLING SHAREHOLDERS ...............................................
DESCRIPTION OF SECURITIES ..........................................
LITIGATION .........................................................
EXPERTS .............................................................
INDEMNIFICATION ....................................................
AVAILABLE INFORMATION...............................................
FINANCIAL STATEMENTS ................................................



No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Americlean. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made in this Prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this Prospectus or that there has been no change in the affairs of Americlean since such date.

Until _________, 2000 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 24.  Indemnification  of Officers  and  Directors.

     The Delaware Business Corporation Act and the Company's Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.

         SEC Filing Fee                                            $843
         NASD Filing Fee                                          1,343
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                          2,000
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   3,814
                                                                  -----
         TOTAL                                                  $45,000
                                                                =======

         All expenses other than the S.E.C. and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.

         The following information sets forth all securities of the Company which have been sold during the past three years and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All share amounts have been adjusted to reflect the Company's four-for-one reverse stock split was effective in January 1999.

                                              Shares of
Date of Sale       Name                     Common Stock      Consideration

04/10/97   Century Capital Management Ltd.    625,000     50% of the issued and
                                                          outstanding shares of
                                                          Americlean Western
                                                          Canada Ltd.

                                                Shares of
Date of Sale     Name                         Common Stock     Consideration
------------------------------------------------------------------------------

04/10/97    Current Investments Ltd.            625,000    50% of the issued and
                                                           outstanding shares
                                                           of Americlean
                                                           Western Canada Ltd.
04/10/97       Walker, Brett                    125,000          $10,000
04/10/9        Harrison, Mark                   125,000           10,000
04/15/97       Procopis, Plato                    2,500           20,000
04/24/97       Mavrofrides, Christos                500            4,000
05/15/97       Josephson, Mark                      125            1,000
05/16/97       Stahl, William A. and Noreen F.      625            5,000
05/25/9        Shaw, William A.                     250            2,000
05/26/9        Andrews, Arthur R. and Cathy R.      175            1,400
05/28/97       Horsham Finance Limited - 75,000
               to Whalen, Beliveau & Associates,
                Inc.                             18,750          150,000
05/29/9        James, Sonia J.                      125            1,000
05/30/97       Hugessen, Alex                       175            1,400
05/30/97       Long, Richard N.                     250            2,000
05/30/9        McGaw, Ross                          875            7,000
06/02/97       Proietti, Anthony M.                  25              250
06/03/97       Verdi, James E.                       25              250
06/04/97       Hadley, James C. Jr.                  50              500
06/04/97       Halpern, Tyler J.                     25              250
06/04/97       Pagano, T.J.                          25              250
06/04/9        Siciliano, Stanley                    25              250
06/05/97       Parent, James                         25              250
06/05/97       Roberti, Adrienne J.                  25              250
06/05/97       Roberti, Arnold J.                    25              250
06/05/97       Roberti, Peter E.                     25              250
06/05/97       Sohn, Bernie                          25              250
06/05/97       Verdi, Mark S.                        25              250
06/05/97       Wong, Whie L.                         25              250
06/05/97       Yacono, Sam A.                        25              250
06/06/97       Bowles, Tom                           25              250
06/06/97       DeGeorge, Dawn Ann                    25              250
06/06/97       Hoyt, Jeffrey C.                      25              250
06/06/97       Kapil, Hari                        1,562           12,500
06/06/9        Sakkalis, Nikanthros               3,411           27,288
06/06/97       Nuciola, Phillip                      25              250
06/06/97       Shi, Hong Qing                        25              250
06/07/97       Mouchecourt, Eric G.                  25              250
06/10/97       Proietti, Anthony L.                  25              250
10/24/97       Mills, Robert E.                   5,000           20,000
10/24/97       Seedhouse, Jack                    5,000           20,000

                                                Shares of
Date of Sale         Name                      Common Stock      Consideration

01/20/98       Pereira, Manuel D.                 1,875           11,250
01/22/98       Dixon, Bryan J.                    1,250           10,000
04-24-98       Skalko, James                     25,000          100,000
04-28-9        Tradewinds Investments Ltd.        2,500           10,000
04-27-98       Lenz, Frederick A.                 5,000           20,000
04-27-98       Britannia Development Company
                 Limited                          5,000           20,000
04-27-9        Hassan Abdul S.A.                 25,000          100,000
05-04-98       Nostradamus S.A.                  25,000          100,000
05-04-98       Edwards Capital Corporation       15,000           60,000
05-06-98       Phoenix Capital                    2,500           10,000
06-10-98       Dashguard Securities Limited      20,000           80,000
06-10-98       Malco L. Investments               2,500           10,000
07-01-98       Sure Lock Inc.                     2,500           10,000
07-01-98       Edwards Capital Corporation       12,500           50,000
07-02-98       Matthew P.T. Holstein              1,875            7,500
07-02-98       Phillip M. Holstein                1,875            7,500
08-12-98       Keith A. Mazer                    18,750           75,000
08-12-98       Matthew P.T. Holstein             12,500           50,000
08-12-98       Thundercloud Corporation
               Money Purchase Pension Plan,
               Philip M. Holstein, Jr. Trustee    6,250           25,000
08-12-98       Philip M. Holstein                 6,250           25,000
08-12-98       Phoenix Capital Corporation        9,375           37,500
08-13-9        Edwards Capital Corporation       25,000          100,000
08-13-98       C. Jesse Reggio                    6,250           25,000
03-10-9        Edwards Capital Corporation        5,000            5,000
03-10-99       Bona Vista West, Ltd.             70,000           70,000
03-31-99       Bona Vista West, Ltd.            363,014    Payment of loan in
                                                           principal amount of
                                                           $187,507
03-31-99       Current Investments Ltd.          50,000    Payment of loan in
                                                           principal amount of
                                                           $25,000
03-03-99       Boggs & Company, Inc.            124,637    Assets of Boggs &
                                                           Company, Inc.
03-03-99       JKG Group, Inc.                   36,810     Assets of JKG
                                                            Group, Inc.
04-06-99       Andrew Hromyk                  2,550,000     Services rendered
04-06-99       Brett Walker                     450,000     Services rendered
06-01-99       Victor Nostas                      3,500     Services rendered
06-01-99       John Faessel                       3,500     Services rendered
06-08-9        Tony Francel                      15,000     Services rendered

                                                Shares of
Date of Sale        Name                       Common Stock      Consideration

10-04-9      Anthony Advisors                    10,000     Services Rendered
10-04-99    Victor Nostas                         3,500     Services Rendered
10-04-99    John Faessel                          3,500     Services Rendered
10-14-99    Gibralter Capital Corp.             100,000         $100,000
10-14-99    Cody Capital Corporation            100,000         $100,000
10-14-99    Current Investments Ltd.            100,000         $100,000
10-31-99    Trinity Capital Limited             110,644   Payment of loan in the
                                                          principal amount of
                                                          $110,644
10-31-99    Ascent Financial Incorporated       240,000     Payment of loan
                                                            in the principal
                                                            amount of $240,000
10-31-99    Current Investments Ltd             140,000   Payment of loan in the
                                                          principal amount of
                                                          $140,000


                                            Shares of Series A
Date                Name                    Preferred Stock      Consideration

04-05-9     Anthony James Stavros                    50            $50,000
04-05-99    Susan C. Buescher                        50            $50,000
04-05-99    Karron L Heathman, Trustee               50            $50,000
04-05-9     Allan J. Brda                            20            $20,000
04-05-99    James David Bommarito                    25            $25,000
04-05-99    D. Michael McDaniel                      25            $25,000
04-05-99    South County Investors                   75            $75,000
04-05-99    Alpco for the benefit of
            Anthony D. Cupini, IRA account           35            $35,000
04-05-99    Britannia Development Company Limited    45            $45,000
04-05-99    Armory Facilities                        25            $25,000
04-05-99    Alpco for the benefit of
            Thomas C. Hullverson, IRA account       200           $200,000

         All sales of the Company's Common Stock prior to March 31, 1999 were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission.

         All sales of the Company's common stock on and after March 31, 1999 were exempt from Registration pursuant to Section 4 (2) of the Securities Act of 1933. All shares of common stock issued on and after March 31, 1999 were acquired for investment purposes only and without a view to distribution. All of the persons who acquired these shares of common stock were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's common stock acquired the securities for their own accounts. The certificates evidencing the shares of common stock bear legends stating that the shares represented by the certificates may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All shares of common stock sold on March 31,1999 are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

         All sales of the Company's Series A Preferred Stock were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the Preferred Stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired the Company's Preferred Shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Preferred Stock acquired the securities for their own accounts. The certificates evidencing the Preferred Shares will bear legends stating that they may not be offered, sold or transferred other that pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All the Preferred Shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

Item 27. Exhibits

         Exhibits                                       Page Number

1        Underwriting Agreement                                 N/A

3.1      Certificate of Incorporation and Amendments  Previously Filed

3.2      Certificate of Designation of Series A
         Preferred Stock                              Previously Filed

3.3      Bylaws                                       Previously Filed

4.1      Incentive Stock Option Plan                  Previously Filed

4.2      Non-Qualified Stock Option Plan              Previously Filed

5        Opinion of Counsel

10       Asset Purchase Agreement - Boggs & Company   Previously Filed

21       Subsidiaries                                 _____________

23.1     Consent of Hart and Trinen

23.2     Consent of Ernst & Young LLP

23.3     Consent of Bullard & Blanchard, P.L.L.C.     ____________

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

27.      Financial Data Schedule                      ____________

Item 28. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;
(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia and Charlotte, North Carolina, on the 2nd day of February, 2000.

                                  AMERICLEAN, INC.

                                  By /s/ Andrew  Hromyk
                                    Andrew Hromyk, President

                                  By /s/ Donald Senior
                                     Donald Senior, President,
                                     Principal Financial Officer
                                     and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                     Title                    Date

 /s/ Andrew Hromyk
Andrew Hromyk                       Director              February 2, 2000


  /s/ Brett Walker
Brett Walker                        Director              February 2, 2000



Jose Lourenco                       Director              February 2, 2000

   /s/ Douglas Porter
Douglas Porter                      Director              February 2, 2000

                                      AMERICLEAN, INC.


                                      AMENDMENT NO. 1
                                             TO
                                   REGISTRATION STATEMENT
                                             ON
                                         FORM SB-2


                                          EXHIBITS